ASSET PURCHASE AGREEMENT

DATED AS OF APRIL 15, 2025

BY AND AMONG

ENGLOBAL CORPORATION,

ENGLOBAL U.S., INC.,

ENGLOBAL TECHNOLOGIES, LLC.

AND

GULF ISLAND AUTOMATION & INFRASTRUCTURE, LLC

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 14, 2025, is by and among ENGlobal Corporation, a Nevada corporation, ENGlobal U.S., Inc., a Texas corporation, and ENGlobal Technologies, LLC, a Texas limited liability company (collectively with ENGlobal Corporation and ENGlobal U.S., Inc., "Seller"), on the one hand, and Gulf Island Automation & Infrastructure, LLC, a Delaware limited liability company ("Buyer"), on the other hand. Capitalized terms used but not otherwise defined herein have the meanings set forth in Article 1. Seller and Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party".

RECITALS

WHEREAS, among other business lines, Seller is engaged in the businesses of (i) building, integrating, and commissioning modular systems that include electronic distributed control, on-line process analytical data, continuous emission monitoring and electric power distribution systems (the "Automation Business"), (ii) engineering, design, installation and maintenance of automated fuel handling and tank gauging systems for the U.S. Military and cybersecurity assessment and SCADA systems design and maintenance in the private sector (the "Government Business"), and (iii) offering engineering, procurement and fabrication services across various market sectors (the "Engineering Business");

WHEREAS, on March 5, 2025 (the "Petition Date"), the Seller entities filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (11 U.S.C. §§ 101 et seq., as amended, and collectively with the Federal Rules of Bankruptcy Procedure, the "Bankruptcy Code"), commencing bankruptcy proceedings jointly administered under Case No. 25-90083 (the "Chapter 11 Cases"), in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court");

WHEREAS, Seller desires to sell to Buyer the Acquired Assets, and Buyer desires to purchase from Seller the Acquired Assets and assume the Assumed Liabilities, upon the terms and conditions set forth in this Agreement;

WHEREAS, the Parties intend to effect the sale of the Acquired Assets contemplated by this Agreement pursuant to Sections 105, 363 and 365 of the Bankruptcy Code; and

WHEREAS, Seller's obligation to consummate the transactions set forth in this Agreement is subject to, among other things, the entry of the Sale Order by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the premises, the mutual promises herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions.

For purposes of this Agreement, the following terms have the meanings specified or referenced below.

"Action" means any private or governmental action, suit or arbitration, or any inquiry, proceeding, claim or investigation, by or before any Governmental Authority.

"Acquired Asset Taxes" has the meaning set forth in Section 8.1(b).

"Acquired Assets" has the meaning set forth in Section 2.1(b).

"Acquired Businesses" means the Automation Business, the Government Business, and the Engineering Business.

"Acquired Inventory" has the meaning set forth in Section 2.1(b)(iii)(4).

"Acquired TPP Assets" has the meaning set forth in Section 2.1(b)(v).

"Affiliate" has the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934.

"Agreement" has the meaning set forth in the introductory paragraph.

"Alternative Outside Date" means, if applicable, 60 days after the Buyer is deemed to be the Successful Bidder by operation of Section 11.1(b)(iii) of this Agreement.

"Alternative Transaction" means:

(i) any merger, consolidation, share exchange or other similar transaction to which Seller is a party that has the effect of transferring, directly or indirectly, all or a substantial portion of the Acquired Assets, or the direct or indirect ownership thereof, to any party other than Buyer;

(ii) any sale of capital stock of Seller that results in any Person other than William A. Coskey having the ability to elect a majority of the directors of Seller or to otherwise exercise effective control over the Seller or the Acquired Assets, whether through share ownership or by Contract;

(iii) any direct or indirect sale or sales of all or a substantial portion of the Acquired Assets to any party other than Buyer; or

(iv) any other transaction or transactions, including a plan of liquidation or reorganization, that transfers or vests ownership of, economic rights to, or benefits with respect to, all or a substantial portion of the Acquired Assets to any party other than Buyer.

"Assigned Contracts" has the meaning set forth in Section 2.1(b)(iii)(1).

"Assignment Agreement" has the meaning set forth in Section 4.2(b).

"Assumed Liabilities" has the meaning set forth in Section 2.3.

"Auction" has the meaning set forth in the Bidding Procedures.

"Automation Assets" has the meaning set forth in Section 2.1(b)(i).

"Automation Business" has the meaning set forth in the Recitals.

"Automation Business Contracts" has the meaning set forth in Section 2.1(b)(i)(1).

"Automation Inventory" has the meaning set forth in Section 2.1(b)(i)(9).

"Automation Records" has the meaning set forth in Section 2.1(b)(i)(5)

"Automation TPP Assets" has the meaning set forth in Section 2.1(b)(i)(2).

"Automation WIP" has the meaning set forth in Section 2.1(b)(i)(8).

"Back-Up Bidder" means the bidder for the Acquired Assets that has made the second-highest or otherwise second-best offer for the Acquired Assets as determined in accordance with the Bidding Procedures.

"Bankruptcy Code" has the meaning set forth in the recitals.

"Bankruptcy Court" has the meaning set forth in the recitals.

"Bidding Procedures" means the bidding procedures approved pursuant to the Bidding Procedures Order, a copy of which is attached hereto as **Exhibit A**.

"Bidding Procedures Order" means the Bankruptcy Court's *Order (I) Approving Bidding Procedures in Connection with the Sale of Substantially All Assets, (II) Approving Procedures Related to the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, (III)Scheduling Bid Deadline, Auction Date, and Sale Hearing Date, and (IV) Approving the Form and Manner of Notice Thereof* [ECF # 62] entered in the Chapter 11 Cases on March 24, 2025.

"Break-Up Fee" has the meaning set forth in Section 11.3.

"Business Day" means a day that is not a Saturday, a Sunday or any other day on which national banking institutions in Houston, Texas are not open to the public for conducting business.

"Buyer" has the meaning set forth in the introductory paragraph.

"Buyer's Representatives" has the meaning set forth in Section 7.1.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 *et seq.*

"Chapter 11 Cases" has the meaning set forth in the recitals.

"Closing" has the meaning set forth in Section 4.1.

"Closing Date" means the date and time as of which the Closing occurs as set forth in Section 4.1.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" has the meaning set forth in Section 13.1.

"Consent" means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authorities or any other Person which is required to be obtained, made or complied with, or otherwise applicable to, for or in connection with the sale, assignment or transfer of the Acquired Assets or the consummation of the transactions contemplated by this Agreement, in all cases after giving effect to Sections 365(c)(1) and 365(f)(1) of the Bankruptcy Code.

"Contract" means any legally binding agreement, contract, obligation, promise or undertaking (in each case, whether written or oral) to which Seller is a party or to which any Acquired Assets are subject, other than a Lease or any document evidencing or constituting Seller's chain of title to the Acquired Assets.

"Contract Notice" has the meaning set forth in Section 2.5(d).

"Cure Costs" has the meaning set forth in Section 2.5(a).

"Damages" means any actual loss, cost, cost of settlement, damage, expense, claim, award or judgment incurred or suffered by any Person arising out of or resulting from the matter in question, whether attributable to personal injury or death, property damage, contract breach claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incurred with respect to matters in question, the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity provided hereunder, if applicable.

"Debtors" means, collectively: (i) ENGlobal Corporation, (ii) ENGlobal U.S., Inc., (iii) ENGlobal Government Services, Inc., and (iv) ENGlobal Technologies, Inc., each as debtors and debtors in possession in the Chapter 11 Cases.

"Designation Deadline" means 5:00 p.m., prevailing Central Time, on the date that is five Business Days prior to the Closing Date or such later date as Buyer and Seller shall mutually agree and as the Bankruptcy Court may authorize.

"DTPA" has the meaning set forth in Section 13.14.

"Effective Time" has the meaning set forth in Section 4.1.

"EGS" means ENGlobal Government Services, Inc., a Texas corporation.

"EGS Stock" has the meaning set forth in Section 2.1(b)(ii).

"Employee Benefit Plan" means (a) any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA), (b) employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, program, policy, agreement or arrangement and (c) any other benefit or compensation plan, program, agreement or arrangement of any kind, providing for compensation, bonuses, profit-sharing, or other forms of incentive or deferred compensation, vacation benefits, insurance, medical, dental, vision, prescription or fringe benefits, life insurance, disability or sick leave benefits or post-employment or retirement benefits, in each case, maintained or contributed to or required to be contributed to by any Seller or any entity that together with any Seller is, or at any time was, treated as a single employer under Section 414 of the Code or Title IV of ERISA ("ERISA Affiliate") or in which any Seller or any ERISA Affiliate participates or participated, or with respect to which any Seller or any ERISA Affiliate may have any liability, contingent or otherwise.

"Encumbrance" means all liens, whether consensual or statutory (including mechanic's, materialman's, carrier's, repairer's, contractor's and other similar liens arising under applicable Laws), replacement liens, adequate protection liens or other liens granted under Sections 361, 363 or 364 of the Bankruptcy Code, other charges, encumbrances, options and transfer restrictions, including without limitation, rights of first refusal or first offer, defect or objection liens, easements, encroachments or servitudes, in each case, that constitutes an "interest" for purposes of Bankruptcy Code § 363(f), including without limitation those charges or interests in property within the meaning of "lien" under Bankruptcy

Code § 101(37) or any other limitation, restriction or interest that constitutes an "interest" for the purposes of Bankruptcy Code § 363(f).

"Engineering Assets" has the meaning set forth in Section 2.1(b)(iii).

"Engineering Business" has the meaning set forth in the Recitals.

"Engineering Business Contracts" has the meaning set forth in Section 2.1(b)(iii)(1).

"Engineering Inventory" has the meaning set forth in Section 2.1(b)(iii)(4).

"Engineering TPP Assets" has the meaning set forth in Section 2.1(b)(iii)(2).

"Engineering WIP" has the meaning set forth in Section 2.1(b)(iii)(3).

"Environmental Laws" means the following: CERCLA; the Superfund Amendment and Reauthorization Act of 1986; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 *et seq.*; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 *et seq.*; the Clean Air Act, 42 U.S.C. § 7401 *et seq.*; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 *et seq.*; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 *et seq.*; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 *et seq.*; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Endangered Species Act, 16 U.S.C. § 2601, *et seq.*; and the Occupational Safety and Health Act, 29 U.S.C. § 651, *et seq.*, in each case as amended in effect as of the date of this Agreement, and all similar Legal Requirements in effect as of the date of this Agreement of any Governmental Authority having jurisdiction over the property in question addressing (i) pollution or pollution control; (ii) protection of natural resources, the environment, biological resources or human health or public or worker safety or (iii) the disposal or Release or threat of Release of Hazardous Substances, and in each case, all regulations implementing the foregoing Hazardous Substances.

"Equity Interests" means any share, capital stock, partnership, membership, unit, joint venture or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

"Excluded Assets" has the meaning set forth in Section 2.2.

"Excluded Contracts" means those Contracts described on Schedule 2.5(c).

"Excluded Liabilities" has the meaning set forth in Section 2.4.

"Executory Contract" means any executory Contract to which any Seller is a party that is included within the Automation Assets or the Engineering Assets.

"GIFI" means Gulf Island Fabrication, Inc., a Louisiana corporation.

"Government Business" has the meaning set forth in the Recitals.

"Governmental Authority" means any United States federal, state or local or any foreign government, governmental authority or regulatory or administrative authority or any court, tribunal or judicial body having jurisdiction.

"Hard Consent" means a Consent that, if Closing were to occur in the absence of such consent would (i) cause the sale to Buyer of any Acquired Asset(s) subject to such consent requirement to be void

or voidable (ii) cause the termination of an Assigned Contract under the express terms thereof, or (iii) require the payment of a fee (unless such fee has been paid by Buyer); *provided*, *however*, that "Hard Consents" shall not include any Consents (a) that have been granted in writing by the party entitled to grant such Consent prior to the Closing Date, or (b) that are subject to an Order of the Bankruptcy Court that approves the sale and assignment of the Acquired Assets without requiring that such Consent be obtained.

"Hazardous Substance" means hazardous waste, hazardous material, hazardous substances, toxic substances or any other chemical, pollutant, contaminant, substance or waste regulated under any Environmental Law; any petroleum, petroleum products, natural gas, crude oil or petroleum-derived substance or waste (and any components, fractions or derivatives thereof) that have been Released into the environment; and any asbestos or asbestos-containing material, urea formaldehyde insulation, hydrogen sulfide, polychlorinated biphenyls, mercury, flammable or explosive materials, and radioactive materials, including NORM.

"Katy Lease" means that certain Sublease Agreement dated May 20, 2021, as amended by the First Amendment to Sublease Agreement, in each case between FMC Technologies, Inc., as successor-in-interest to Technip USA, Inc., and ENGlobal U.S., Inc.

"Knowledge" means (i) with respect to the Seller, the actual knowledge (without any duty of inquiry) of William Coskey, John Baumgartner, Kevin Holfeld or Lonnie Smith, and (ii) with respect to Buyer, the actual knowledge (without any duty of inquiry) of Richard Heo or Westley Stockton.

"Law" means any local, state, federal, or foreign code, law, ordinance, regulation, reporting, ruling or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Governmental Authority.

"Legal Requirement" means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, Law, ordinance, principle of common law, regulation, statute or treaty.

"Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or un-matured, or otherwise.

"Material Adverse Effect" means any change, event, condition, circumstance or occurrence that individually or in the aggregate (taking into account all other such changes, events, conditions, circumstances or occurrences) has had, or would be reasonably likely to have, a material adverse change in or material adverse effect on the Acquired Assets taken as a whole, but excluding: (a) any change, event, condition, circumstance or occurrence to the extent that it results from or arises out of (i) the commencement or pendency of the Chapter 11 Cases; (ii) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (iii) changes in (or proposals to change) Legal Requirements, generally accepted accounting principles or other accounting regulations or principles; or (iv) any action contemplated by this Agreement or taken at the request of Buyer; (b) any change or effect generally applicable to (i) the industries and markets in which Seller or EGS operate or (ii) economic or political conditions or the securities or financial markets in any country or region; (c) any pandemic, any outbreak or escalation of hostilities or war, any act of terrorism or any act of God, flood, drought, earthquake or other natural disaster; (d) any objections filed in the Chapter 11 Cases to (i) this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) the reorganization of Seller or EGS and any related plan of reorganization or disclosure statement, (iii) the Sale Motion, Bidding

Procedures Order, or entry of the Sale Order or (iv) the assumption or rejection of any Assigned Contract; (e) Seller's agreement to any Alternative Transaction; (f) any action taken by Seller or EGS at the request of, or with the consent of, Buyer; and (g) any of the matters disclosed on any Exhibit, Schedule or Disclosure Schedule to the Agreement.

"NORM" means naturally occurring radioactive material, radon gas and asbestos.

"Order" means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

"Outside Date" has the meaning set forth in Section 11.1(b)(iii).

"Party" or "Parties" means, individually or collectively, Buyer and Seller.

"Paying Party" has the meaning set forth in Section 8.1(c).

"Permits" means any governmental (whether federal, state or local) permits, licenses, authorizations, franchises, grants, easements, variances, exceptions, consents, certificates, approvals and related instruments or rights of any Governmental Authority or other Third Party, and any writ, judgment, decree, award, Order, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Authority (in each such case whether preliminary or final) required for the ownership, operation or use of the Acquired Assets.

"Permitted Encumbrances" means any of the following: (a) liens or other Encumbrances for Taxes not yet due and payable or that are being contested in good faith; (b) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or Encumbrances arising in the ordinary course of business for payments not yet delinquent that are inchoate and have not been perfected pursuant to Law or that are contained in joint operating agreements or similar agreements covering the Acquired Assets or if delinquent, that are being contested in good faith; and (c) any Encumbrances that will be released by the Sale Order.

"Person" means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

"Petition Date" has the meaning set forth in the Recitals.

"Portwall Lease" means that certain Standard Commercial Lease dated November 12, 2008, as amended by the First Amendment to Lease dated December 10, 2008; the Second Amendment to Lease dated September 7, 2015; the Third Amendment to Lease dated April 30, 2019; and the Fourth Amendment to Lease dated December 20, 2021, in each case between Carson Portwall Management, LLC and Englobal U.S., Inc., as successor-by-merger to Englobal Systems, Inc.

"Proceeding" means any Action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

"Purchase Price" has the meaning set forth in Section 3.1.

"Records" has the meaning set forth in Section 2.1(b)(iii)(5).

"Reimbursing Party" has the meaning set forth in Section 8.1(c).

"Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment (including the abandonment or discharging of barrels, containers and other closed receptacles containing any Hazardous Substance).

"Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

"Sale Hearing" has the meaning set forth in the Bidding Procedures.

"Sale Motion" means the *Debtors' Emergency Motion for (A) Entry of an Order (I) Approving Bidding Procedures; (II) Approving Procedures for the Assumption and Assignment of Executory Contracts and Unexpired Leases; (III) Approving Bid Protections; (IV) Scheduling Bidding Deadline, Auction Date, and Sale Hearing Date; and (V) Approving Form and Notice Thereof; (B) Entry of an Order After the Sale Hearing (I) Authorizing the Debtors to Sells Their Assets; and (II) Authorizing the Debtors to Assume and Assign Certain Executory Contracts and Unexpired Leases; and (C) Granting Related Relief* [ECF # 54], filed in the Chapter 11 Cases on March 18, 2025.

"Sale Order" means the Order of the Bankruptcy Court (a) Authorizing and Approving the Debtors to Sell the Acquired Assets, (b) Authorizing the Debtors to Assume and Assign Certain Executory Contracts and Unexpired Leases and (c) Granting Related Relief, a proposed version of which Order is to be filed by Seller with the Bankruptcy Court as soon as reasonably practicable prior to the hearing on the Sale Motion.

"Seller Parties" means Seller, its Affiliates and the former, current or future Equity Interest holders and Representatives of each of the foregoing.

"Seller" has the meaning set forth in the introductory paragraph.

"Specified IP Rights" has the meaning set forth in Section 2.1(b)(iv).

"Straddle Period" has the meaning set forth in Section 8.1(b).

"Successful Bidder" means the bidder for the Acquired Assets with the highest or otherwise best bid for the Acquired Assets as determined in accordance with the Bidding Procedures.

"Tax" or "Taxes" means (i) all taxes, assessments, fees and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, whether disputed or not, , and including any Liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Law or otherwise, and any liabilities resulting from imputed underpayments determined under Code Section 6225, and (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i).

"Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, information or attachments thereto, and any amendments thereof and including Treasury Form TD F 90-22.1 and FinCEN Form 114) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

"Third Party(ies)" means any Person other than Seller, Buyer or any of their respective Affiliates.

"TPP Assets" has the meaning set forth in Section 2.1(b)(i)(2).

"TPP Contracts" has the meaning set forth in Section 2.2(c).

"Trademarks" means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names, Internet domain names and any other similar designations of source of goods or services, whether registered or unregistered, and registrations and pending applications to register the foregoing, and all goodwill related to or symbolized by the foregoing.

"Transaction Documents" means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

"Transferred Employee" means all employees of Seller who accept offers of employment from Buyer prior to Closing.

"Tulsa Lease" means that certain Lease Agreement dated January 27, 2005, as amended by a First Amendment to Lease dated April 7, 2005; a Second Amendment to Lease dated June 13, 2005; a Third Amendment to Lease dated December 28, 2005; a Fourth Amendment to Lease dated February 27, 2006; a Fifth Amendment to Lease dated July 26, 2006; a Sixth Amendment to Lease dated June 20, 2007; a Seventh Amendment to Lease dated November 12, 2010; an Eighth Amendment to Lease dated May 15, 2012; a Ninth Amendment to Lease dated August 22, 2017; a Tenth Amendment to Lease dated August 22, 2018; an Eleventh Amendment to Lease dated September 25th, 2019; a Twelfth Amendment to Lease dated November 11th, 2020; a Thirteenth Amendment to Lease dated August 18th, 2022; and a Fourteenth Amendment to Lease dated September 1, 2023, in each case between Oral Roberts University and ENGlobal U.S., Inc., as successor-by-merger to ENGlobal Engineering, Inc.

"Transfer Taxes" has the meaning set forth in Section 8.1(a).

"Vehicles" has the meaning set forth in Section 2.1(b)(i)(3).

1.2 Other Definitions and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period (or if any other date specified in this Agreement for giving any notice or taking any action) is a day other than a Business Day, then the period (or date) in question shall end on (or be deemed to be) the next succeeding Business Day.

Dollars. Any reference in this Agreement to dollars means United States dollars.

Exhibits/Schedules/Disclosure Schedules. All Exhibits, Schedules and Disclosure Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting only the singular number include the plural and vice versa.

Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any "Section" or "Article" are to the corresponding Section or Article of this Agreement unless otherwise specified.

Herein. Words such as "herein," "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

Including. The word "including" or any variation thereof means "including, without limitation," and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) No Strict Construction. Buyer and Seller participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer and Seller, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1 Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement and the Sale Order, as of the Effective Time, Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), the Acquired Assets.

(b) The "Acquired Assets" shall consist of all rights, title and interest of Seller in, to or under the following (after excluding any Excluded Assets):

(i) all of the assets used in connection with the Automation Business (collectively, the "Automation Assets"), including, without limitation,

(1) subject to the approval of the Bankruptcy Court and subject to addition or elimination by Buyer pursuant to Section 2.5 hereof, the Contracts of Seller pertaining to the Automation Business set forth on Schedule 2.1(b)(i)(1) (collectively, the "Automation Business Contracts");

(2) all furniture, fixtures, information technology equipment (including laptop and desktop computers, servers and networking equipment), telephone and related

communications equipment, office equipment, manufacturing equipment (including bandsaw and brake and shear equipment), machinery (including forklifts), supplies, spare parts, tools, packaging, and other items of tangible personal property (collectively, "TPP Assets") owned, leased (to the extent such lease(s) (x) are true leases and not financing arrangements, (y) are designated as Assigned Contracts and (z) can be transferred to the Buyer), or licensed (to the extent such license(s) can be transferred to the Buyer) by Seller in connection with the Automation Business (including any such assets that are located at customer or other Third Party locations) (collectively, the "Automation TPP Assets"), including, for the avoidance of doubt, all Automation TPP Assets that were subject to TPP Contracts prior to the Sale Order;

(3) all trucks and other vehicles (collectively, "Vehicles"), owned, used or held for use by Seller in connection with the Automation Business;

(4) all claims, refunds, abatements, variances, allocations, causes of action, claims for relief, choses in action, rights of recovery, audit rights, rights of set-off, rights of indemnity, contribution or recoupment, counter-claims, cross-claims and defenses of Seller as such relate to (x) any other Automation Asset or (y) any Automation Business-related Assumed Liability;

(5) all information, books, databases, files, records and data (whether in written or electronic format) relating to any Automation Asset or any Automation Business-related Assumed Liability, except for (x) records that Seller is prohibited from disclosing or transferring under any Third Party agreement or applicable Law, and (y) information entitled to legal privilege, including attorney work product and attorney-client communications (except for title opinions, which shall be included in such records) (collectively, subject to such exclusions, the "Automation Records");

(6) subject to the addition or elimination by Buyer of any Contract related thereto pursuant to Section 2.5, all accounts receivable, unbilled receivables (including retention and costs and estimated earnings recognized to date in excess of cumulative billings), and deferred expense assets of the Automation Business as of the Effective Time;

(7) to the extent assignable, all Permits (and the rights of Seller thereunder) necessary or used in connection with the ownership or operation of the other Automation Assets;

(8) all work in process related to the Automation Business Contracts as of the Effective Time, including work remaining to be performed by Seller for which work has commenced, as well as work to be performed under Automation Business Contracts wherein Seller's performance has not yet commenced (the "Automation WIP");

(9) all inventory and similar assets of the Automation Business that are in existence as of the Effective Time (the "Automation Inventory");

(10) all prepaid expenses, including all security, equipment, utility and other deposits (including those held by Third Parties) to the extent related to any of the other Automation Assets that have been paid by or for the account of Seller prior to the Effective Time but that cover, in whole or in part, a period or term that follows the Effective Time;

(11) all bank accounts of Seller related to the Automation Business; and

(12) all other assets of Seller that are necessary to execute or otherwise perform the obligations under the Automation Business Contracts.

(ii) all outstanding Equity Interests of ENGlobal Government Services, Inc. (the "EGS Stock");

(iii) all of the assets owned, leased or otherwise used in the Engineering Business (collectively, the "Engineering Assets"), including, without limitation,

(1) subject to the approval of the Bankruptcy Court and subject to addition or elimination by Buyer pursuant to Section 2.5 hereof, the Contracts of Seller pertaining to the Engineering Business set forth on Schedule 2.1(b)(iii)(1) (collectively, the "Engineering Business Contracts" and, together with the Automation Business Contracts, the "Assigned Contracts");

(2) all TPP Assets owned, leased (to the extent such lease(s) (x) are true leases and not financing arrangements, (y) are designated as Assigned Contracts and (z) can be transferred to the Buyer)), or licensed (to the extent such license(s) can be transferred to the Buyer) by Seller in connection with the Engineering Business (including any such assets owned by Seller that are located at customer or other Third Party locations) (collectively, the "Engineering TPP Assets"), including all such Engineering TPP Assets that were subject to TPP Contracts prior to the Sale Order;

(3) all work in process related to the Engineering Business Contracts as of the Effective Time, including work remaining to be performed by Seller for which work has commenced, as well as work to be performed under Engineering Business Contracts wherein Seller's performance has not yet commenced (the "Engineering WIP");

(4) all inventory and similar assets of the Engineering Business that are in existence as of the Effective Time (the "Engineering Inventory" and, together with the Automation Inventory and all inventory and similar assets of EGS, the "Acquired Inventory");

(5) all information, books, databases, files, records and data (whether in written or electronic format) relating to any Engineering Asset or any Engineering Business-related Assumed Liability, except for (x) records that Seller is prohibited from disclosing or transferring under any Third Party agreement or applicable Law, and (y) information entitled to legal privilege, including attorney work product and attorney-client communications (except for title opinions, which shall be included in such records) (collectively, together with the Automation Records and all such information, books, databases, files, records and data related to the Engineering Business, the "Records");

(6) subject to the addition or elimination by Buyer of any Contract related thereto pursuant to Section 2.5, all accounts receivable, unbilled receivables (including retention and costs and estimated earnings recognized to date in excess of cumulative billings), and deferred expense assets of the Engineering Business as of the Effective Time;

(7) all prepaid expenses, including all security, equipment, utility and other deposits (including those held by Third Parties) to the extent related to any of the other Engineering Assets that have been paid by or for the account of Seller prior to the Effective Time but that cover, in whole or in part, a period or term that follows the Effective Time;

(8) all bank accounts of Seller related to the Engineering Business;

(9) all claims, refunds, abatements, variances, allocations, causes of action, claims for relief, choses in action, rights of recovery, audit rights, rights of set-off, rights of indemnity, contribution or recoupment, counter-claims, cross-claims and defenses of Seller as such relate to (x) any other Engineering Asset or (y) any Engineering Business-related Assumed Liability; and

(10) all other assets of Seller that are necessary to execute or otherwise perform the obligations under the Engineering Business Contracts.

(iv) all rights of Seller, whether owned or licensed from Third Parties, in and to any (1) Trademarks, (2) advertising copy, marketing materials, websites, social media rights, accounts and sites, (3) processes and procedures used to operate any of the Acquired Businesses, and (4) all forms of legal rights and protections that may be obtained for, or may pertain to, the intellectual property set forth in clauses (1)-(3) in any country of the world (items (1)-(4), collectively, "Specified IP Rights"); and

(v) all TPP Assets not otherwise covered in subsections (i)-(iii) above that are owned, used or held for use by Seller to directly or indirectly support any of the Acquired Businesses (together with the Automation TPP Assets and the Engineering TPP Assets, the "Acquired TPP Assets").

2.2 Excluded Assets.

Notwithstanding the foregoing, the Acquired Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby, the following (collectively, the "Excluded Assets"):

(a) all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit, and other bank deposits of Seller as of the Effective Time;

(b) all rights of Seller with respect to the Portwall Lease, Katy Lease and Tulsa Lease;

(c) all financing Contracts of, or other Contracts imposing Liabilities upon, Seller related to the Acquired TPP Assets ("TPP Contracts");

(d) any Excluded Contracts;

(e) all minute books, stock ledgers, corporate seals and stock certificates of Seller;

(f) all (i) corporate, financial, Tax and legal Records of Seller that relate to Seller's business generally (excepting the same to the extent relating to the Assumed Liabilities and the Purchased Assets) and (ii) Records that relate to any Excluded Assets;

(g) all rights to any refunds or credits of Taxes (or other related costs or expenses) that have been paid by, or are the responsibility of, Seller or that are attributable to any Tax asset of Seller;

(h) all insurance policies and rights of Seller under any directors' and officers' liability insurance policies or under tail insurance policies (to the extent the premiums therefor were paid by Seller), provided that, to the extent it has the ability to do so, Seller will assign over to Buyer the right to pursue any such insurance claims or rights to the extent they cover any damage or loss suffered or incurred with respect to an Acquired Asset;

(i) all claims, causes of action, claims for relief, rights of recovery, rights of setoff, counter-claims, cross-claims, defenses and other similar rights of Seller asserted or assertable in that certain litigation styled *ENGlobal U.S., Inc. v. AIC Energy Corp. d/b/a SA Fuels X*, Case No. 1:23-cv-00114 in the United States District Court for the District of North Dakota, Western Division;

(j) all claims, causes of action, rights of recovery, rights of setoff, counter-claims, cross-claims, defenses and other similar rights of Seller, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, in equity or otherwise (including any derivative claims that may be asserted on behalf of any Seller), against any current or former directors, officers, insiders or Equity Interest holders of any Seller or their Affiliates;

(k) all rights of Seller with respect to causes of action under chapter 5 of the Bankruptcy Code;

(l) all adequate assurance deposits under section 366 of the Bankruptcy Code; and

(m) any rights, claims or causes of action of Seller under this Agreement or any other Transaction Document.

2.3 Assumed Liabilities.

Upon the terms and subject to the conditions of this Agreement, as of the Effective Time, Buyer shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), only the following Liabilities (collectively, the "Assumed Liabilities"), and no others:

(a) payment and performance obligations under the Assigned Contracts arising solely from and after the Effective Time, excluding any such obligations that relate to a breach or default, or an event which with notice or lapse of time or both would constitute a breach or default, that occurred before the Effective Time;

(b) all Cure Costs;

(c) any Acquired Assets Taxes, to the extent they are the responsibility of Buyer pursuant to Section 8.1(b); and

(d) all Transfer Taxes.

2.4 Excluded Liabilities.

Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to pay, perform or otherwise discharge any Liability of Seller other than the Assumed Liabilities (such Liabilities other than Assumed Liabilities, collectively, the "Excluded Liabilities"). For avoidance of doubt, and without limitation of the foregoing, Excluded Liabilities shall include, without limitation, each of the following Liabilities of Seller, other than the Assumed Liabilities:

(a) any indebtedness for borrowed money of Seller;

(b) any guarantees of Third Party obligations by Seller or reimbursement obligations to guarantors of Seller's obligations or under letters of credit;

(c) all accrued expenses and accounts payables for goods and services provided or obligations otherwise incurred by Seller or its Affiliates through the Effective Time;

(d) any Acquired Asset Taxes, to the extent that they are the responsibility of Seller pursuant to Section 8.1(b);

(e) all Liabilities of Seller with respect to Actions and Proceedings against Seller that exist as of the Closing;

(f) all Liabilities of Seller to any owner or former owner of capital stock or warrants, or holder of indebtedness for borrowed money;

(g) all obligations of Seller with respect to drafts or checks issued by Seller that are outstanding at the Closing;

(h) all Employee Benefit Plans;

(i) all accrued payroll, accrued and unused vacation, or other accrued paid time-off, and accrued payroll Taxes, in each case, that is earned or accrued by, but not yet payable, as of the Closing Date (and not paid by the Seller prior thereto) to any employee of Seller;

(j) any claims of Seller to the extent related to the Excluded Assets;

(k) all continuing warranty or repair obligations or other similar Liabilities under completed customer Contracts of Seller; and

(l) any Cure Costs related to any Contract that is not an Assigned Contract.

2.5 Assigned Contracts and Cure Costs.

(a) At the Closing (or, with respect to any Assigned Contract that is not capable of being assigned to Buyer at Closing pursuant to the terms of Section 2.6 or Section 8.5, then at the time of the assignment of such Assigned Contract to Buyer, if ever), Buyer shall pay, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, any and all cure and reinstatement costs or expenses that are required to be paid under sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (the "Cure Costs"). For the avoidance of doubt, the payment of any Cure Costs called for by this Agreement shall be paid by Buyer in cash at Closing and shall be in addition to the Purchase Price; *provided* that Buyer shall not be required to pay any Cure Costs for, and shall not assume any Liabilities with respect to, any Contract that is not an Assigned Contract.

(b) Schedule 2.5(b) sets forth each Executory Contract and Seller's good faith estimate as of the date of this Agreement of the amount of the Cure Costs payable with respect to each such Executory Contract; *provided* that if no Cure Cost is estimated by Seller to be payable with respect to any particular Executory Contract, the amount of such Cure Cost designated for such Contract shall be "$0.00". No later than three days following the date of this Agreement, Seller shall provide Buyer with correct and complete copies of all Executory Contracts listed on Schedule 2.5(b).

(c) Ten Business Days after the date of this Agreement, and subject to Buyer's rights under Section 2.5(d) below to subsequently amend such designations, Buyer shall deliver to Seller (i) an **Exhibit B**, prepared by Buyer at its sole discretion, which schedule shall set forth the Executory Contracts Buyer agrees to assume as Assigned Contracts at the Closing, and (ii) a Schedule 2.5(c), to be prepared by Buyer at its sole discretion, which shall be a schedule of the Executory Contracts that Buyer declines to assume as Excluded Contracts.

(d) At any time prior to the Designation Deadline, Buyer shall have the right, which may be exercised in Buyer's sole discretion, to provide written notice to Seller (each such notice, a "Contract Notice") of Buyer's election to designate any Executory Contract (including any Contract that is an Assigned Contract immediately before such designation) (1) as an Excluded Contract, and upon the delivery of such notice, any Contract so designated shall be deemed an Excluded Contract and, if applicable, shall cease to be an Assigned Contract or (2) as an Assigned Contract and, upon the delivery of such notice setting forth such designation, such Contract shall be deemed an Assigned Contract and, if applicable, shall cease to be an Excluded Contract. If, at any time after the Designation Deadline, the Cure Costs fixed by the Bankruptcy Court for any Assigned Contract are (i) greater than the amount set forth on the initial schedule of Cure Costs filed by Seller with the Bankruptcy Court prior to the Designation Deadline and (ii) such increased Cure Costs are not consented to by Buyer, then Buyer shall be permitted, no later than two Business Days after entry of an Order by the Bankruptcy Court setting such Cure Costs, to provide Seller a Contract Notice of Buyer's election to revoke its designation of any such Contract as an Assigned Contract and thereupon such Contract shall be deemed to be an Excluded Contract for all purposes of this Agreement. The Parties shall amend Schedule 2.1(b)(i)(1), Schedule 2.1(b)(iii)(1), Schedule 2.5(c), **Exhibit B** and Disclosure Schedule 5.2 to reflect changes made pursuant to this Section 2.5(d).

(e) If Buyer exercises its rights in Section 2.5(d) above and designates a Contract, including a Contract that was an Assigned Contract immediately before such designation, as an Excluded Contract, there shall be no reduction in the Purchase Price as a result of such designation or change in designation.

2.6 Assignment of Acquired Assets Subject to Consent Requirements.

(a) To the extent any Acquired Asset is not assumable and assignable by Seller to Buyer without the Consent of the applicable counterparty thereto, then, within three Business Days after the Sale Order is entered, Seller shall send letters seeking any Consent to assignment (including Hard Consents) or approval rights applicable to the transactions contemplated hereby. Subject to Section 2.6(b), this Agreement shall not constitute an agreement to assign or transfer and shall not effect the assignment or transfer of any Acquired Asset subject to a Hard Consent that has not been obtained. Seller and Buyer shall use their commercially reasonable efforts to obtain all Hard Consents; *provided, however*, neither Seller nor Buyer will be obligated to pay any consideration or initiate any Proceedings to obtain a Hard Consent. Subject to Section 2.6(b), each Acquired Asset subject to a Hard Consent that is not obtained prior to Closing shall, at the option of Buyer, not be conveyed at Closing (without any adjustment to the Purchase Price), subject to the remainder of this Section 2.6(a). If any Acquired Asset is not conveyed at Closing due to the inability to obtain a Hard Consent, then (1) Seller shall, following the Closing, at Buyer's sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer to provide to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder or the subcontracting, sublicensing, or sub-leasing thereof) and (2) such Acquired Asset shall be conveyed to Buyer within ten Business Days after such Hard Consent has been obtained, waived or otherwise satisfied or after Buyer otherwise so requests, whichever occurs earlier.

(b) The provisions of Section 2.6(a) shall only apply with respect to those Acquired Assets (i) that are subject to any Consent to assignment (including Hard Consents) or approval rights applicable to the transactions contemplated hereby and (ii) which cannot be acquired by Buyer free and clear of such

Consent to assignment or approval right pursuant to the Bidding Procedures Order, the Sale Order or the Bankruptcy Code.

2.7 Further Assurances.

The Parties agree to (a) furnish upon request to each other such further information, (b) execute, acknowledge and deliver to each other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents; *provided*, that nothing in this Section 2.7 or otherwise in this Agreement shall prohibit Seller from ceasing operations or winding up its affairs following the Closing.

ARTICLE 3
PURCHASE PRICE

3.1 Purchase Price.

The purchase price for the purchase, sale, assignment and conveyance of Seller's right, title and interest in, to and under the Acquired Assets shall consist of the following (collectively, the "Purchase Price"):

(a) a credit bid pursuant to section 363(k) of the Bankruptcy Code and offset against all indebtedness owed to Buyer as of the Effective Time under the $2,500,000 secured debtor-in-possession credit facility provided by GIFI to the Debtors in the Chapter 11 Cases; and

(b) the assumption of the Assumed Liabilities.

ARTICLE 4
CLOSING

4.1 Closing Date.

Upon the terms and subject to the conditions hereof, the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities contemplated hereby (the "Closing") shall take place via the electronic exchange of signature pages and other required documentation no later than the third Business Day following the date on which the conditions set forth in Article 9 and Article 10 have been satisfied or, if permissible, waived, except for those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." The Parties agree that, should the Closing occur, the effective time and date of the transactions contemplated by this Agreement shall be 11:59 p.m., Central Standard Time, on the Closing Date (the "Effective Time").

4.2 Buyer's Deliveries.

At the Closing, Buyer shall deliver or cause to be delivered to Seller (or such other Persons where applicable and so designated):

(a) the Cure Costs in accordance with Section 2.5(a).

(b) an assignment and assumption agreement, in form and substance reasonably acceptable to Buyer (the "Assignment Agreement"), executed by Buyer;

(c) a certificate duly executed by an authorized officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the covenants in Sections 10.1 and 10.3 have been duly performed by Buyer and complied with in all material respects; and

(d) a certificate duly executed by an authorized officer of Buyer, dated as of the Closing, (i) attaching and certifying on behalf of Buyer complete and correct copies of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Buyer the incumbency of each officer of Buyer executing this Agreement or any document delivered in connection with the Closing.

4.3 Seller's Deliveries.

At the Closing, Seller shall deliver to Buyer:

(a) the Assignment Agreement, duly executed by Seller;

(b) a certificate duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the covenants in Sections 9.1 and 9.2 have been duly performed by Seller and complied with in all material respects;

(c) a certificate duly executed by an authorized officer of Seller, dated as of the Closing, (i) attaching and certifying on behalf of Seller complete and correct copies of the resolutions or unanimous consent of the Board of Directors or other equivalent governing body of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Seller the incumbency of each officer of Seller executing this Agreement or any document delivered in connection with the Closing;

(d) a non-foreign affidavit by Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445, stating that Seller is not a "foreign person" as defined therein;

(e) written evidence reasonably satisfactory to Buyer in its sole discretion that each counterparty to a TPP Contract has been provided with written notice of the termination of its rights under such TPP Contract and the assignment of the related TPP Asset to Buyer;

(f) a stock power, accompanied by the certificate(s) representing the EGS Stock or appropriate indemnities for any lost certificates representing the EGS Stock, in each case, in form and substance reasonably acceptable to Buyer, duly executed by ENGlobal Corporation;

(g) a certificate of good standing with respect to EGS issued by the secretary of state of its jurisdiction of incorporation, dated no more than ten Business Days prior to the Closing Date; and

(h) such other bills of sale (e.g., a vehicle bill of sale), deeds, endorsements, assignments (e.g., an intellectual property assignment agreement) and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all the right, title and interest of Seller in, to or under any or all the Acquired Assets.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Disclosure Schedules attached hereto, Seller represents and warrants the following to Buyer:

5.1 Organization and Good Standing.

Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Seller has the requisite corporate power and authority to own or lease and to operate and use the Acquired Assets and to carry on the Acquired Businesses as now conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction where the character of its business or the nature of the Purchased Assets makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

5.2 Authority; Validity; Consents.

Seller has, subject to requisite Bankruptcy Court approval, the requisite corporate power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which Seller is a party and to consummate the transactions contemplated hereby and thereby, and, subject to requisite Bankruptcy Court approval, the execution, delivery and performance of this Agreement and such other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated herein and therein have been duly and validly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by Seller and each other Transaction Document required to be executed and delivered by Seller at the Closing will be duly and validly executed and delivered by Seller at the Closing. Subject to requisite Bankruptcy Court approval, this Agreement and the other Transaction Documents which Seller is party thereto constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability is limited by general principles of equity. Subject to requisite Bankruptcy Court approval, and except (a) for entry of the Sale Order, (b) for notices, filings and consents required in connection with the Chapter 11 Cases and (c) for the notices, filings and Consents set forth on Disclosure Schedule 5.2, Seller is not required to give any notice to, make any filing with or obtain any Consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.3 No Conflict.

When the Consents and other actions described in Section 5.2 and on Disclosure Schedule 5.2, including requisite Bankruptcy Court approval, have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Seller under (a) any agreement, indenture, or other instrument to which Seller is bound, (b) the articles of incorporation, bylaws, shareholders agreement or other governing documents of Seller, (c) any Order or (d) any Legal Requirement, except solely in the case of clauses (a) and (d) as would not, individually or in the aggregate, have a Material Adverse Effect.

5.4 Assigned Contracts.

Subject to entry of the Sale Order and payment of all Cure Costs, as of the date of this Agreement, each of the Assigned Contracts is valid, binding and in full force and effect, enforceable by the Seller in accordance with its terms, subject to the limitations, if any, imposed by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws in effect. To Seller's Knowledge: (a) there has not been any cancellation or threatened cancellation of any such Assigned Contract; (b) no Seller is (with or without the lapse of time or the giving of notice, or both) in breach or default under any Assigned Contract except for breaches or defaults (i) that would be remedied solely by the payment of Cure Costs or (ii) caused solely by the filing of Sellers' Chapter 11 Cases; and (c) no other party to any of the Assigned Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Seller has given appropriate bankruptcy notifications to all counterparties to the Assigned Contracts as required by the Bidding Procedures Order and applicable federal Law.

5.5 Permits.

As of the Effective Time, all Permits required to conduct the Acquired Businesses are in effect and, to Seller's Knowledge, no violations exist in respect of such Permits, except for such non-compliance, failure to obtain or maintain, and such facts, conditions or circumstances constituting violations, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

5.6 Condition of Acquired Assets.

All of the Acquired Assets and all of the assets of EGS (a) are in good and workable operating condition and repair, ordinary wear and tear excepted, (b) are suitable for the purposes for which they are being used and currently planned to be used by the Seller, and (c) have been maintained in accordance with normal industry practices and standards.

5.7 Sufficiency of Acquired Assets.

The Acquired Assets and all of the assets of EGS constitute all of the assets, properties and rights of Seller used in or necessary to conduct, as applicable, the Acquired Businesses as such operations were conducted by Seller in the twelve (12) months prior to the Closing. Other than with respect to performance of the Excluded Contracts, the Acquired Assets and all of the assets of EGS will be sufficient for the conduct and operation of the Acquired Businesses by Buyer at and following the Closing.

5.8 Taxes.

Each of Seller and EGS has (a) timely filed or caused to be filed on its behalf all Tax Returns required to be filed by it under applicable Laws on or prior to the date hereof (taking into account any valid extension of the due date for filing) and such Tax Returns are correct and complete in all respects and were prepared in substantial compliance with all applicable Laws and (b) timely paid all Taxes due and payable by it (whether or not shown on any Tax Return). Neither Seller nor EGS have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency or the collection of Taxes. To Seller's Knowledge, and other than claims asserted or assertable against the Debtors in the Chapter 11 Cases, there are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of Seller or EGS. No claim has ever been made in writing by a Governmental Authority in a jurisdiction in which Seller or EGS does not file a Tax Return that Seller or EGS is or may be subject to Taxes in that jurisdiction. Neither Seller nor EGS has received any written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending audits or examinations regarding any Taxes of Seller, EGS or the

Acquired Assets. None of the Acquired Assets or any assets of EGS (A) directly or indirectly secures any debt the interest on which is tax exempt under Code Section 103(a) or (B) is "tax-exempt use property" within the meaning of Code Section 168(h). Neither Seller nor EGS is a "foreign person" as defined in Code Section 1445(f)(3) or a "foreign entity" as defined in Code Section 1473(5), and the transaction contemplated herein is not subject to the withholding provisions of Code Sec. 3406, subchapter A of Chapter 3 of the Code or Chapter 4 of the Code.

5.9 Legal Proceedings.

Except for the Chapter 11 Cases, there is no Proceeding or Order pending, outstanding or, to Seller's Knowledge, threatened against Seller that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or that would have, if adversely decided, individually or in the aggregate, a Material Adverse Effect.

5.10 Compliance with Laws.

Except as may result from the Chapter 11 Cases, in the twelve (12) months prior to Closing, (a) Seller has not received written notice from any Governmental Authorities alleging a violation of Laws relating to the Acquired Assets or EGS, and to Seller's Knowledge, no such notice is pending, and (b) to Seller's Knowledge, except as would not, individually or in the aggregate, have a Material Adverse Effect, the Acquired Assets and EGS are in compliance with all Legal Requirements.

5.11 Brokers or Finders.

Seller has not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable, and Seller shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions, in each case except to the extent that such fees, commissions and other similar payments constitute Assumed Liabilities.

5.12 Environmental Matters.

Except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) Seller has not entered into any agreements, consents, Orders, decrees, judgments, or other directives of or with any Governmental Authorities or other Persons based on any prior violations or noncompliance of Environmental Laws that relate to the ownership, operation or use of the Acquired Assets or that require remediation with respect to the Acquired Assets; and (b) there are no Actions or other legal Proceedings pending before any Governmental Authority or otherwise nor any audits or investigations by any Governmental Authority, in each case pending or threatened in writing against Seller alleging any violations of or noncompliance with Environmental Laws or seeking remediation with respect to the Acquired Assets.

5.13 Inventory.

Each item of Acquired Inventory is (i) free of any Encumbrances (other than Permitted Encumbrances); (ii) not held by Seller on a consignment basis; and (iii) merchantable and fit for the purpose for which it was procured or manufactured. To Seller's Knowledge, (x) none of the Acquired Inventory is obsolete, damaged or defective, and (y) the Acquired Inventory on-hand as of the date of this Agreement is in an amount consistent with the period average of Acquired Inventory maintained by Seller necessary to operate the Acquired Businesses in the ordinary course of business.

5.14 Bankruptcy.

From the Petition Date through the date that this Agreement is executed, each Seller has been at all times a debtor in possession in the Chapter 11 Cases pursuant to section 1107 of the Bankruptcy Code, and no trustee or examiner has been appointed in the Chapter 11 Cases.

5.15 EGS Capitalization.

The EGS Stock consists of all the authorized, issued and outstanding Equity Interests of EGS. The EGS Stock were duly authorized and validly issued, are fully paid and non-assessable, and are owned of record and beneficially by ENGlobal Corporation. The EGS Stock has not been issued in violation of any preemptive or similar rights or in violation of any applicable Laws. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating EGS to issue, sell, repurchase or redeem any Equity Interests. EGS has no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of EGS. EGS does not own, or have any interest in, any Equity Interests of any other Person, and EGS has never owned, or had any interest in, any Equity Interests of any other Person. EGS is not a party to, or bound by, any Contract to acquire any Equity Interest of any Person or any direct or indirect Equity Interest of any other business. EGS is not obligated or committed to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in or to any other Person.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1 Organization and Good Standing.

Buyer is a limited liability company, duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

6.2 Authority; Validity; Consents.

Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all requisite limited liability company or corporate actions in respect thereof. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a Party will be duly and validly executed and delivered by Buyer, as applicable, at the Closing. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except in each case as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally or general principles of equity. Buyer is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a Party or the consummation or performance of any of the transactions contemplated hereby or thereby, except for such notices, filings and consents, the failure of which to

provide, make or obtain, would not, individually or in the aggregate, affect Buyer's ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

6.3 No Conflict.

The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under (a) any agreement, indenture, or other instrument to which it is bound, (b) the partnership agreement, bylaws or other governing documents of Buyer, as applicable, (c) any Order or (d) any Legal Requirement.

6.4 Availability of Funds.

At Closing, Buyer will have sufficient cash in immediately available funds (without giving effect to any unfunded financing, regardless of whether any such financing is committed) to pay the Cure Costs and all costs, fees and expenses to be paid by Buyer that are necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

6.5 Litigation.

There are no Proceedings pending or, to the Knowledge of Buyer, threatened, that would affect Buyer's ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

6.6 Brokers or Finders.

Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Seller is or will become liable, and Buyer shall hold harmless and indemnify Seller from any claims with respect to any such fees or commissions.

6.7 Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer's Knowledge, threatened in writing against Buyer or any Affiliate of Buyer. Buyer is not (and will not be upon, or by virtue of, the consummation of the transactions contemplated hereby) insolvent.

6.8 Business Use, Bargaining Position, Representation.

Buyer is purchasing the Purchased Assets for commercial or business use and has knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of a transaction such as this. Buyer is not in a significantly disparate bargaining position with Seller and is represented by legal counsel.

6.9 Independent Investigation.

Buyer has conducted its own independent investigation, review, and analysis of the Acquired Businesses and the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and EGS

for such purpose. Buyer acknowledges and agrees that: (i) it has made all such reviews and inspections of the Acquired Assets as it has deemed necessary or appropriate to enter into this Agreement; (ii) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation, verification, analysis, and evaluation of the Acquired Assets and the express representations and warranties of Seller set forth in Article 5 of this Agreement (including related portions of the Disclosure Schedules); and (iii) neither Seller, EGS, nor any other Person has made any representation or warranty as to Seller or EGS, the Acquired Businesses, the Acquired Assets, or this Agreement, except as expressly set forth in Article 5 of this Agreement (including the related portions of the Disclosure Schedules). Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, Buyer acknowledges that there are no representations or warranties, express or implied, as to the financial condition, Liabilities, operations, business, or prospects of the Acquired Assets and that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own independent investigation, verification, analysis, and evaluation.

ARTICLE 7
ACTIONS PRIOR TO THE CLOSING DATE

7.1 Access and Reports.

Subject to applicable Legal Requirements, from the date of this Agreement until the Closing Date, upon receipt of written notice from Buyer, Seller shall give Buyer, its Affiliates, and each of their respective officers, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives ("Buyer's Representatives") reasonable access (including via electronic data rooms) to the Contracts and Records in Seller's or EGS's possession and any Acquired Assets or any assets of EGS operated by, or in the possession of, Seller or EGS (if any), in each case during Seller's or EGS's normal business hours, for the purpose of conducting a confirmatory review of the Acquired Assets and EGS, in each case to the extent that Seller or EGS may provide such access without (i) violating applicable Legal Requirements or breaching any of its obligations under such Contracts, (ii) waiving any legal privilege of Seller, any of its Affiliates (including EGS), or its counselors, attorneys, accountants, or consultants, or (iii) violating any obligations to any Third Party. Such physical access shall be granted to Buyer at the offices of Seller or EGS. To the extent that any Third Parties operate the Acquired Assets or any assets of EGS, Seller's and EGS's obligations to provide Buyer with access to such Acquired Assets or any assets of EGS shall be limited to requesting that the applicable Third Party operator provide Buyer's Representatives with access to such Acquired Assets.

7.2 Operations Prior to the Closing Date.

Seller covenants and agrees that, except (v) as expressly contemplated by this Agreement, (w) as disclosed in Schedule 7.2, (x) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) as otherwise required by Legal Requirements (including as required under the Bankruptcy Code), after the date of this Agreement and prior to the Closing Date:

(a) Seller shall, subject to the approval, if required, of the Bankruptcy Court:

(i) pay or cause to be paid all operating costs incurred during the Chapter 11 Cases in the ordinary course of business with respect to the Acquired Assets;

(ii) maintain its books, accounts and Records consistent with past practices; and

(iii) use commercially reasonable efforts, taking into account Seller's and EGS's status as debtors in possession, to maintain relationships with key customers and service providers.

(b) Seller shall not:

(i) terminate, cancel, or materially amend or modify any Assigned Contract, except as such may be ordered by the Bankruptcy Court;

(ii) sell, lease, encumber, or otherwise dispose of all or any portion of any Acquired Assets, except in the ordinary course of business; or

(iii) enter into any agreement or commitment to take any action prohibited by this Section 7.2(b).

7.3 Reasonable Best Efforts.

Each of Seller and Buyer shall use reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate as soon as practicable, the transactions contemplated by this Agreement, including using reasonable commercial efforts to: (i) cause the conditions precedent set forth in Article 9 and Article 10 to be satisfied and (ii) execute or deliver any additional instruments necessary to consummate the transactions contemplated hereby and to carry out the purposes of this Agreement.

7.4 Bankruptcy Court Approval.

(a) Buyer understands that this Agreement and the consummation of the transactions contemplated hereby are subject to Bankruptcy Court approval, and to obtain such approval, Seller must demonstrate that it has taken reasonable steps to obtain the highest and best offer for the Acquired Assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court. Seller understands that Buyer must provide adequate assurance of future performance under the to-be-assigned Executory Contracts.

(b) If any party other than Buyer or Seller appeals or seeks a stay of the Sale Order, Seller shall promptly notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay. Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders.

(c) From and after the date of execution of this Agreement and prior to the Closing or the termination of this Agreement in accordance with Section 11.1, Seller shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order or this Agreement.

7.5 Bankruptcy Filings.

Subject to Section 7.4, Seller shall pursue diligently the entry of the Sale Order. Buyer agrees that it shall promptly take such actions as are reasonably requested by Seller to assist Seller in obtaining entry of the Sale Order and a finding by the Bankruptcy Court that Buyer has presented adequate assurance of its future performance of the Assigned Contracts, documentation evidencing its performance of its obligations under this Agreement and evidence that Buyer is a "good faith" Buyer under section 363(m) of the

Bankruptcy Code. In the event that the entry of the Sale Order is appealed or a stay pending appeal is sought, Seller shall oppose the appeal or the stay pending appeal and seek the dismissal of any appeal (including a petition for certiorari, motion for rehearing, re-argument, reconsideration or revocation). Notwithstanding the foregoing, any resulting changes to this Agreement or any related document or resulting material changes to the Sale Order shall be subject to the approval of Buyer in its reasonable discretion. Seller shall (i) provide Buyer with with a draft of the Sale Order to be filed or submitted in connection with this Agreement and the transactions contemplated hereby and (ii) make reasonable efforts to consult and cooperate with Buyer regarding any discovery taken in connection with seeking entry of the Sale Order (including any depositions).

7.6 Bidding Procedures.

Buyer agrees and acknowledges that Seller, including through its Representatives, is and may continue to take such actions as are mandated by the Bidding Procedures and the Bidding Procedures Order.

7.7 Back-up Bidder.

If an Auction is conducted and Buyer is not chosen as the Successful Bidder, but instead is chosen as the Back-up Bidder, Buyer will be required to keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as may be amended with Buyer's written consent prior to or at the Auction) open and irrevocable until the closing of the sale of the Acquired Assets to the Successful Bidder. If the Successful Bid with the Successful Bidder is terminated prior to closing, Buyer will be deemed to be the Successful Bidder and will forthwith consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be amended with Buyer's written consent prior to or at the Auction).

7.8 Updates and Amendments of Exhibits and Schedules.

Until the Designation Deadline, Buyer and Seller shall have the right to amend, modify and/or supplement Schedule 2.1(b)(i)(1), Schedule 2.1(b)(iii)(1), **Exhibit B** (subject to Section 2.5) and Disclosure Schedule 5.2, in each case, as applicable, in order to reflect (i) any additional Contracts agreed to be assumed and taken by Buyer or (ii) the deletion of any Contracts from any such Exhibit or Schedule. For all purposes of this Agreement, including for purposes of termination pursuant to Article 11 and for determining whether the conditions set forth in Article 11 have been fulfilled, the Exhibits and Schedules to Seller's representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date that this Agreement is executed and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1 Taxes.

(a) Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Transfer Taxes") shall be borne by Buyer. Seller and Buyer shall use commercially reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Acquired Assets from any Transfer Taxes, including under Section 1146(a) of the Bankruptcy Code. The Party required by applicable Law will, at its own expense, timely file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their

Affiliates to, join in the execution of any such Tax Returns and other documentation to the extent required by applicable Law.

(b) Seller shall retain responsibility for, and shall bear and pay, all ad valorem, property, excise, severance, production or similar Taxes based upon operation or ownership of the Acquired Assets (but excluding, for the avoidance of doubt, income, franchise and similar Taxes and Transfer Taxes) (collectively, the "Acquired Asset Taxes") for (i) any period ending on or prior to the Effective Time and (ii) the portion of any Straddle Period on or ending prior to the Effective Time. For purposes of allocation between the Parties of Asset Taxes assessed with respect to the Acquired Assets that are payable with respect to any tax periods beginning before and ending after the Effective Time ("Straddle Period"), the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends on or prior to the Effective Time shall (A) in the case of such Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis such as severance or production taxes, be allocated based on revenues from sales occurring on or before the Effective Time (which shall be Seller's responsibility) and after the Effective Time (which shall be Buyer's responsibility); and (B) in the case of other Asset Taxes, be allocated pro rata per day between the portion of the period prior to and including the Effective Time (which shall be Seller's responsibility) and the period after the Effective Time (which shall be Buyer's responsibility). For purposes of clause (A) and (B) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on the Effective Time and the period beginning after the Effective Time. At the Closing, Asset Taxes for the applicable Straddle Period shall be prorated in accordance with the foregoing provisions based on the Asset Tax assessment for such Straddle Period, if available, or if otherwise, based on the Asset Taxes paid during the preceding Tax period.

(c) Seller or Buyer, as the case may be (the "Reimbursing Party"), shall provide reimbursement for any Tax paid by the other (the "Paying Party") all or a portion of which is the responsibility of the Reimbursing Party in accordance with the terms of this Section 8.1. Within a reasonable time prior to the payment of any such Tax, the Paying Party shall give notice to the Reimbursing Party of the Tax payable and the Paying Party's and Reimbursing Party's respective Liability therefor, although failure to do so will not relieve the Reimbursing Party from its Liability hereunder except to the extent the Reimbursing Party is prejudiced thereby. Any amounts which may become payable from Seller to Buyer pursuant to this Section 8.1 shall constitute a super priority administrative expense of Seller under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

(d) From and after Closing Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets (including access to books and records and Tax Returns and related working papers dated before Closing) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any claims, suit or proceeding relating to any Tax, and the claiming by Buyer of any federal, state or local business tax credits or incentives that Buyer may qualify for in any of the jurisdictions in which any of the Acquired Assets are located; *provided, however*, that neither Buyer nor Seller shall be required to disclose the contents of its income Tax Returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 8.1(d) shall be borne by the Party requesting it.

8.2 Bulk Sales.

Buyer and Seller hereby waive compliance with all "bulk sales," "bulk transfer" and similar Legal Requirements that may otherwise be applicable with respect to the sale and transfer of any or all of the Acquired Assets to Buyer.

8.3 Payments Received.

Seller and Buyer agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other in accordance with the terms of this Agreement and will account to the other for all such receipts.

8.4 Adequate Assurance and Performance.

(a) With respect to each Assigned Contract, Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assigned Contract. Buyer and Seller agree that they will promptly take all actions reasonably required to obtain a Bankruptcy Court Order that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing timely requested and factually accurate affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer's and Seller's employees and Representatives available to testify before the Bankruptcy Court.

(b) Buyer shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

8.5 Post-Closing Books and Records and Personnel.

For five years after the Closing Date (or such longer period as may be required by any Governmental Authority or ongoing claim), (a) Buyer shall not dispose of or destroy any of the Records received by Buyer as Acquired Assets and (b) Buyer shall allow Seller (including, for clarity, any trust established under a chapter 11 plan of Seller or any other successors of Seller) and any of its directors, officers, employees, counsel, representatives, accountants and auditors reasonable access during normal business hours, at Seller's (or such Person's) sole expense and upon reasonable advance notice, to all employees and files of Buyer and their respective controlled Affiliates and any Records included in the Acquired Assets for purposes relating to the Chapter 11 Cases, the wind-down of the operations of Seller, the functions of any such trusts or successors, or other reasonable business purposes, and Seller (including any such trust or successors) and such directors, officers, employees, counsel, representatives, accountants and auditors shall have the right to make copies of any such files, books, Records and other materials until the closing of the Chapter 11 Cases or the liquidation and winding up of Seller's estates.

8.6 Employees. Buyer anticipates that following the Closing it will make offers to substantially all of Seller's employees on such terms and conditions as Buyer, in its discretion, shall determine and subject to Buyer's on-boarding, background check and drug testing procedures.

8.7 Relocation of Certain Acquired Assets.

Following the Closing, the Parties shall cooperate in good faith, and use their respective reasonable best efforts to cause Third Parties (e.g., landlords for real property on which Acquired Assets are located)

to cooperate, to allow Buyer, at its sole expense, to access any Acquired Assets located on premises owned by a Person other than Seller; so they can be removed and transferred to a location of Buyer's choosing.

8.8 Use of Name; Name Change of Seller.

Following the Closing, Seller shall not, and shall cause its Affiliates not to, use or do business, or assist any Third Party in using or doing business, under the name "ENGlobal" or any other name similar to such name, or any related domain name, social media account, slogan, logo Trademark, source indicator or any variation thereof, except as necessary to effect the change of Seller's name or to evidence that such change has occurred, or in connection with the filing of Tax Returns. As soon as reasonably practicable following the Closing Date, Seller shall file a motion with the Bankruptcy Court requesting entry of an Order, after notice and a hearing, (i) authorizing Seller to make the necessary filings with any jurisdictions where Seller is incorporated or qualified to do business to change the name of Seller to a name that it not the same or similar to its name used prior to the Closing; and (ii) reflecting a new corporate name for Seller and EGS and a modification of the approved caption for the Debtors in the Chapter 11 Cases. Seller shall not contest any filings made by Buyer under the name "ENGlobal" or any other name similar to such names.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations.

The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

9.2 Seller's Performance.

The covenants and agreements that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

9.3 No Order.

No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or could cause any of such transactions to be rescinded following the Closing.

9.4 Seller's Deliveries.

Each of the deliveries required to be made to Buyer pursuant to Section 4.3 shall have been so delivered or Seller shall be ready, willing and able to make such deliveries (or cause such deliveries to be made).

9.5 Sale Order.

The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and shall not be subject to a stay pending appeal. The Sale Order shall provide that, as of the Effective Time and concurrently with the Closing, all then existing or thereafter arising liens, claims, and encumbrance (other than Permitted Encumbrances and Assumed Liabilities) of, against or created by Seller or its bankruptcy estate, shall be fully released from and with respect to the Acquired Assets, which shall be transferred to Buyer free and clear of all such liens, claims, and encumbrance (other than Permitted Encumbrances and Assumed Liabilities).

9.6 Confirmation of EGS Plan.

The Bankruptcy Court shall have entered an Order in the Chapter 11 Cases confirming a plan of reorganization for EGS in form and substance reasonably acceptable to Buyer. For the avoidance of doubt, such plan of reorganization may be a combined plan for each of the Debtors in the Chapter 11 Cases.

ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

Seller's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

10.1 Accuracy of Representations.

The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

10.2 Sale Order in Effect.

The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and shall not be subject to a stay pending appeal.

10.3 Buyer's Performance.

The covenants and agreements that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

10.4 No Order.

No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and which has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or could cause any of such transactions to be rescinded following the Closing.

10.5 Buyer's Deliveries.

Each of the deliveries required to be made to Seller pursuant to Section 4.2 shall have been so delivered or Buyer shall be ready, willing and able to make such deliveries (or cause such deliveries to be made).

ARTICLE 11
TERMINATION

11.1 Termination Events.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

(a) by either Seller or Buyer:

(i) if a Governmental Authority issues a final, non-appealable ruling or Order prohibiting the transactions contemplated hereby where such ruling or Order was not requested, encouraged or supported by any of Seller or Buyer or either of their Affiliates;

(ii) by mutual written consent of Seller and Buyer; and

(iii) if the Bankruptcy Court enters an Order either dismissing or converting the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code.

(b) by Buyer:

(i) in the event of any breach by Seller of any of Seller's agreements, covenants, representations or warranties contained herein and such breach (A) would result in the failure of a condition set forth in Section 9.1 or Section 9.2 to be satisfied, and (B) has not been cured by Seller within 15 Business Days after Buyer has given written notice thereof to Seller (which notice shall specify the nature of such breach and be given as promptly as practicable); *provided, however*, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 11.1(b)(i) if Buyer is in material breach of any of its representations, warranties, covenants or agreements contained herein (or in breach at all with respect to those representations, warranties, covenants and agreements that are qualified as to materiality or similar expressions);

(ii) if Seller enters into and consummates an Alternative Transaction;

(iii) if the Closing shall not have occurred by 5:00 p.m. local time in Houston, Texas on June 30, 2025 (the "Outside Date"), or such later date as agreed to in writing by Seller and Buyer; *provided, however*, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 11.1(b)(iii) if Buyer is in breach of any of its representations, warranties, covenants or agreements contained herein (or in breach at all with respect to those representations, warranties, covenants and agreements that are qualified as to materiality or similar expressions); *provided, further*, that in the event Buyer is determined to be the Back-Up Bidder with respect to the Acquired Assets, Buyer shall have no right to terminate this Agreement until the earlier of: (x) the closing of the Successful Bid with the Successful Bidder; or (y) if the Successful Bid with the Successful Bidder is terminated prior to closing and Buyer is then deemed to be the Successful Bidder, the Alternative Outside Date.

(c) by Seller:

(i) upon any breach by Buyer of any of Buyer's agreements, covenants, representations or warranties contained herein and such breach (A) would result in the failure of a condition set forth in Section 10.1 or Section 10.3 to be satisfied and (B) has not been cured within 15 Business Days after the giving of written notice thereof by Seller to Buyer (which notice shall specify the nature of such breach and be given as promptly as practicable); *provided, however*, that Seller shall not be permitted to terminate this Agreement pursuant to this Section 11.1(c)(i) if Seller is in breach of any of its representations, warranties, covenants or agreements contained herein (or in breach at all with respect to those representations, warranties, covenants and agreements that are qualified as to materiality, material adverse effect or similar expressions);

(ii) if Seller enters into and consummates an Alternative Transaction; and

(iii) if the Closing shall not have occurred by the Outside Date, or such later date as agreed to in writing by Seller and Buyer; *provided, however*, that Seller shall not be permitted to terminate this Agreement pursuant to this Section 11.1(c)(iii) if Seller is itself in material breach of any of its representations, warranties, covenants or agreements contained herein (or in breach at all with respect to those representations, warranties, covenants and agreements that are qualified as to materiality material adverse effect or similar expressions).

11.2 Effect of Termination.

Subject Section 3.2, in the event of termination of this Agreement by Buyer or Seller pursuant to this Article 11, this Agreement shall become null and void and have no effect, and all rights and obligations of the Parties under this Agreement shall terminate without any Liability of any Party to any other Party (other than as expressly provided herein); *provided*, that the provisions of Section 7.1 (Access and Reports), 13.8 (Expenses), and 13.10 (Governing Law, Consent to Jurisdiction and Venue; Jury Trial Waiver), and this Section 11.2 (and, to the extent applicable to the interpretation or enforcement of such provisions, Article 11 shall expressly survive the termination of this Agreement).

11.3 Break-Up Fee.

Seller acknowledges (i) that Buyer has made a substantial investment in time and incurred substantial out-of-pocket expenses in connection with the negotiation and execution of this Agreement, its due diligence with respect to the Acquired Assets, and its efforts to consummate the transactions contemplated hereby, and (ii) that Buyer's efforts have substantially benefited Seller and will benefit Seller and will benefit the bankruptcy estate of Seller through the submission of the offer reflected in this Agreement which will, among other things, serve as a minimum bid on which other potentially interested bidders can rely. Therefore, as compensation for entering into this Agreement, taking action to attempt to consummate the transactions contemplated hereby and incurring the costs and expenses related thereto and other losses and damages, including forgoing other opportunities, Seller agrees to pay to Buyer (A) an amount (the "Break-Up Fee") equal to 3% of the Purchase Price to be paid for the Acquired Assets set forth in Section 3.1(a) and (B) reimbursement of the actual out-of-pocket costs, expenses, and fees, including legal, accounting, and other Third Party advisory or service costs, expenses, and fees incurred by Buyer and its Affiliates in connection with evaluating, investigating, negotiating, documenting, consummating, and performing the transactions contemplated by this Agreement and any other Transaction Document, in an amount not to exceed in the aggregate $75,000 (the "Expense Reimbursement"), in each case, as required under, and in accordance with, the provisions of this Section 11.3. Any obligation to pay the Break-Up Fee and/or Expense Reimbursement hereunder shall be absolute and unconditional.

(a) *Break-Up Fee*. Seller shall pay to Buyer the Break-Up Fee in the event that this Agreement is validly terminated pursuant to either Section 11.1(b)(ii) or Section 11.1(c)(ii), in which case the Break-Up Fee shall be due and payable to Buyer within two (2) Business Days following the date of such termination. The Break-Up Fee shall, subject to Bankruptcy Court approval, constitute an administrative expense against Seller and its estate in the Bankruptcy Case under sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code. For the avoidance of doubt, the Break-Up Fee, if payable pursuant to this Section 11.3(a), shall be in addition to the payment of the Expense Reimbursement, in each case, to the extent payable to Buyer pursuant to this Section 11.3 and Section 3.2(b), respectively.

(b) *Expense Reimbursement*. In the event that this Agreement is validly terminated pursuant to either Section 11.1(b) or Section 11.1(c)(ii), Seller shall pay to Buyer the Expense Reimbursement within five Business Days after the date of termination of this Agreement. The Expense Reimbursement shall, subject to Bankruptcy Court approval, constitute an administrative expense against Seller and its estate in the Bankruptcy Case under sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code. For the avoidance of doubt, the Expense Reimbursement, if payable pursuant to this Section 11.3(b), shall be in addition to the payment of the Break-Up Fee to the extent payable to Buyer pursuant to Section 11.3(a).

11.4 Mutual Acknowledgment of Agreements.

Each Party acknowledges that the agreements contained in this Article 11 are an integral part of the transactions contemplated by this Agreement, that without these agreements such Party would not have entered into this Agreement.

ARTICLE 12
SURVIVAL AND LIMITATIONS

12.1 Non-Survival of Representations and Warranties; Survival of Other Provisions.

(a) All representations and warranties of Buyer and Seller set forth in this Agreement and the other Transaction Documents shall terminate and expire at Closing; (b) the covenants, obligations and agreements of Buyer and Seller set forth in this Agreement and the other Transaction Documents which are expressly stated to be performed on or prior to Closing shall terminate and expire at Closing; and (c) the covenants, obligations and agreements of Buyer and Seller set forth in this Agreement and the other Transaction Documents to be performed after Closing shall survive the Closing and terminate and expire the date such covenant, obligation and/or agreement is fully performed.

12.2 Exclusive Remedy and Certain Limitations.

If this Agreement is terminated pursuant to Article 11 for any reason, notwithstanding anything to the contrary contained in this Agreement, Buyer's sole and exclusive remedy against Seller with respect to (i) the negotiation, performance and consummation of, or the failure to consummate, the transactions contemplated hereunder, (ii) any breach of the representations, warranties, covenants and agreements of Seller contained herein, (iii) the affirmations of such representations, warranties, covenants and agreements contained in this Agreement or any other Transaction Document delivered hereunder by or on behalf of Seller, and/or (iv) the breach or failure of Seller to perform any warranties, covenants or agreements of Seller required to be performed hereunder and under any Transaction Document, shall be limited to (A) the Break-Up Fee, if payable to Buyer pursuant to Section 11.3(a), and/or (B) the Expense Reimbursement, if payable to Buyer pursuant to Section 11.3(b).

ARTICLE 13
GENERAL PROVISIONS

13.1 Confidentiality.

The Parties agree that the Mutual Confidentiality and Nondisclosure Agreement entered into by Seller and GIFI, dated April 12, 2024 (the "Confidentiality Agreement"), shall continue in full force and effect notwithstanding the execution and delivery by the Parties of this Agreement; *provided*, *however*, that (a) disclosure of matters that become a matter of public record as a result of the Chapter 11 Cases and the filings related thereto shall not constitute a breach of such Confidentiality Agreement, and (b) disclosures permitted under this Agreement shall not constitute a breach of such Confidentiality Agreement.

13.2 Public Announcements.

Unless otherwise required by applicable Legal Requirement or by obligations of Buyer or Seller or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange or with respect to disclosure of matters that become a matter of public record as a result of the Chapter 11 Cases and the filings related thereto, Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

13.3 Notices.

All notices (including any notice of termination pursuant to Section 11.1 of this Agreement), consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by email (without receipt of a "bounce back" message), (c) received by the addressee, if sent by a delivery service (prepaid, receipt requested) or (d) received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses and representatives (if applicable) set forth below (or to such other addresses and representatives as a Party may designate by notice to the other Parties):

(i) If to Seller, then to:

ENGlobal Corporation
Attn: William Coskey
Email: bill.coskey@englobal.com
Attn: John D. Baumgartner
Email: jbaumgartner@getzlerhenrich.com

with a copy (which shall not constitute notice) to:

Okin Adams Bartlett Curry LLP
1113 Vine Street, Suite 240
Houston, Texas 77002
Attn: Christopher Adams
Attn: Ryan A. O'Connor

Attn: John Thomas Oldham
Email: cadams@okinadams.com
Email: roconnor@okinadams.com
Email: joldham@okinadams.com

(ii) If to Buyer:

Gulf Island Fabrication, Inc.
Attention: Richard Heo
2170 Buckthorne Place, Suite 420
The Woodlands, Texas 77380

with a copy (which shall not constitute notice) to:

Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, LA 70170
Attn: Curtis R. Hearn; Brett Beter
E-mail: chearn@joneswalker.com; bbeter@joneswalker.com

13.4 Waiver.

Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

13.5 Entire Agreement; Amendment.

This Agreement (including the Schedules and the Exhibits) and the other Transaction Documents supersede all prior agreements between Buyer and Seller with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyer and Seller with respect to their subject matter. This Agreement may not be amended except by a written agreement executed by all of the Parties.

13.6 Assignment.

This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of Law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party); *provided*, *however*, that Buyer shall be permitted, upon prior notice to Seller, to assign all or part of its rights and/or obligations hereunder to one or more of its Affiliates, and each such assignee shall be deemed to be a Buyer for all purposes under the Transaction Documents to the extent of the rights and obligations so assigned to such assignee. No assignment of any obligations hereunder shall relieve the Parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to the Seller or Buyer shall also apply to any such assignee unless the context otherwise requires.

13.7 Severability.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

13.8 Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby; *provided*, *however*, that, subject to Section 8.1(a), Transfer Taxes shall be borne by Buyer.

13.9 Time of Essence.

Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

13.10 Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a) EXCEPT TO THE EXTENT THE MANDATORY PROVISIONS OF THE BANKRUPTCY CODE APPLY, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF DELAWARE APPLICABLE HERETO.

(b) Without limitation of any Party's right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding; *provided*, *however*, that, if the Chapter 11 Cases are closed, all Actions and Proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, or to the extent that such court declines jurisdiction, first to any federal court and second to any state court located in Wilmington, Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The Parties consent to service of process by mail (in accordance with Section 13.3) or any other manner permitted by Legal Requirement.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OTHER AGREEMENT CONTEMPLATED HERETO AND THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.11 Counterparts.

This Agreement and any amendment hereto may be executed in one or more counterparts and by different Parties in separate counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by facsimile or other electronic means (including portable document format sent via email) shall be as effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

13.12 Parties in Interest; No Third Party Beneficiaries.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their permitted assigns, and except as expressly provided in Section 7.1(b), nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

13.13 Non-Recourse.

Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against the Parties hereto, and then only with respect to the specific obligations set forth herein or therein. Other than the Parties hereto, no other party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or Liabilities of any Party under this Agreement, the other Transaction Documents, or any other agreement contemplated hereto and thereto or of or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby or thereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Legal Requirements or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party hereto or another Person or otherwise.

13.14 WAIVER OF TEXAS DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT.

BUYER EXPRESSLY ACKNOWLEDGES AND RECOGNIZES THAT THE PRICE FOR WHICH SELLER HAS AGREED TO SELL THE ACQUIRED ASSETS AND PERFORM ITS OBLIGATIONS UNDER THE TERMS OF THIS AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, TEX. BUS. & COM. CODE § 17.41 *ET SEQ.* (THE "DTPA"), OR ANY SIMILAR STATUTE, AND THE WAIVER OF THE DTPA, AND ANY SIMILAR STATUTE, BY BUYER, SET FORTH IN THIS SECTION 13.14. BUYER'S RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF SELLER, PAST, PRESENT, OR FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED

BY LEGAL PRINCIPLES OTHER THAN THE DTPA, OR ANY SIMILAR STATUTE OF ANY JURISDICTION THAT MAY BE APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE APPLICABILITY OF THE DTPA, OR ANY SIMILAR STATUTE, TO THIS TRANSACTION AND ANY AND ALL RIGHTS, DUTIES, OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, OR ANY SIMILAR STATUTE.

13.15 Injunctive Relief.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents (as applicable) were not performed in accordance with their specific terms or were otherwise breached, and that damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement or the other Transaction Documents (as applicable), and, accordingly, any Party shall be entitled to injunctive relief to prevent any such breach, and to specifically enforce specifically the terms and provisions of this Agreement or the other Transaction Documents (as applicable), including without limitation specific performance of such covenants, promises or agreements or an order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement or the other Transaction Documents (as applicable). The rights set forth in this Section 13.15 shall be in addition to any other rights which a Party may have at Law or in equity pursuant to this Agreement or the other Transaction Documents (as applicable).

(b) The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement or the other Transaction Documents (as applicable) by Buyer or Seller, as applicable, and to specifically enforce the terms and provisions of this Agreement or the other Transaction Documents (as applicable) to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Buyer or Seller, as applicable, under this Agreement or the other Transaction Documents (as applicable) all in accordance with the terms of this Section 13.15.

(c) Notwithstanding the foregoing, nothing in this Section 13.15 shall prevent Seller from ceasing operations or winding up its affairs following the Closing.

[*Signature page follows.*]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the day and year first above written.

SELLER:

ENGLOBAL CORPORATION

By: [signature]
Name: John D. Baumgarner
Title: Chief Restructuring Officer

ENGLOBAL U.S., INC.

By: [signature]
Name: John D. Baumgarner
Title: Chief Restructuring Officer

ENGLOBAL TECHNOLOGIES, LLC.

By: [signature]
Name: John D. Baumgarner
Title: Chief Restructuring Officer

BUYER:

GULF ISLAND AUTOMATION & INFRASTRUCTURE, LLC

By: ____________________
Name: ____________________
Title: Authorized Representative

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the day and year first above written.

SELLER:

ENGLOBAL CORPORATION

By: ______________________
Name: ______________________
Title: ______________________

ENGLOBAL U.S., INC.

By: ______________________
Name: ______________________
Title: ______________________

ENGLOBAL TECHNOLOGIES, LLC.

By: ______________________
Name: ______________________
Title: ______________________

BUYER:

GULF ISLAND AUTOMATION & INFRASTRUCTURE, LLC

By: /s/ Richard W. Heo
Name: Richard W. Heo
Title: Authorized Representative

Exhibit A

Bid Procedures

(see attached)

ENGLOBAL CORPORATION, *et al.*

BIDDING PROCEDURES

Set forth below are the bidding procedures (the "Bidding Procedures") to be employed in connection with the proposed sale (the "Sale") of certain tangible and intangible assets (the "Assets") of ENGlobal Corporation, *et al.* (collectively, the "Debtors") that own the Assets (in such capacity, the "Sellers"), in connection with the Debtors' jointly administered chapter 11 cases the ("Chapter 11 Cases") pending in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"), lead Case No. 25-90083.

On March 24, 2025, the Bankruptcy Court entered an Order (the "Bidding Procedures Order") [ECF # 62], which, among other things, sets forth the process by which the Debtors are authorized to conduct a marketing and auction process for the Sale of Assets through one or more transactions (a "Sale Transaction"), which shall be effectuated pursuant to section 363 of the Bankruptcy Code, and which shall be free and clear of all liens, claims, encumbrances and other interests (collectively, the "Encumbrances"), other than those Encumbrances permitted by a Stalking Horse Agreement or Asset Purchase Agreement (as defined below), on an AS-IS, WHERE-IS WITH ALL FAULTS BASIS.

Subject to the remaining terms of these Bidding Procedures, a Potential Bidder (as defined below) may bid on the Assets: (i) as a collective whole; (ii) in individual lots consisting of the Debtors' following business units (a) Engineering; (b) Automation; (c) Government Services; and (d) Corporate Shell; or (iii) in any combination thereof. Any Bid for less than all of the Assets, even if such Bid is the highest or otherwise best Bid for such Assets, is subject to higher or otherwise better Bids on packages of Assets. Similarly, any Bid on all of the Assets is subject to Bids on less than all of the Assets, or combinations thereof, that are higher or otherwise better Bids in the aggregate.

KEY DATES AND DEADLINES

Date and Time[1]	Applicable Deadline
April 7, 2025	Stalking Horse Designation Deadline
April 17, 2025 at 5:00 p.m.	Bid Deadline
April 21, 2025 at 10:00 a.m.	Qualified Bids Determined
April 21, 2025 at 5:00 p.m.	Sale Objection Deadline
April 21, 2025 at 5:00 p.m.	Contract Objection Deadline
April 22, 2025 at 10:00 a.m.	Auction Date
April 23, 2025 at 5:00 p.m.	Auction Objection and Adequate Assurance Objection Deadline
April 25, 2025 at 10:00 a.m.	Sale Hearing

[1] All times are prevailing Central Time.

STALKING HORSE PURCHASER AND BID PROTECTIONS

1. The Debtors have been authorized, but are not obligated, in an exercise of their business judgment and in consultation with the Committee, if any, to: (i) designate one or more bidders to act as qualified stalking horse bidders in connection with the Sale (each, a "Stalking Horse Purchaser," and the bid of a Stalking Horse Purchaser a "Stalking Horse Bid"), and enter into purchase agreements with respect to a Sale with such Stalking Horse Purchaser(s) (each, a "Stalking Horse Agreement") and (ii) in connection with any Stalking Horse Agreement with a Stalking Horse Purchaser, (a) provide a breakup fee not to exceed three percent (3%) of the Purchase Price (the "Breakup Fee"); (b) agree to reimburse reasonable and documented out-of-pocket fees and expenses not to exceed $75,000 (the "Expense Reimbursement"); and (c) agree to provide minimum overbid protections as approved by the Bankruptcy Court (together with the Breakup Fee and Expense Reimbursement, the "Bid Protections").

2. If applicable, the Debtors will file a notice in the Chapter 11 Cases containing the identity of each such Stalking Horse Purchaser, the Bid Protections (including the amount and calculation thereof) and Stalking Horse Agreement as outlined in the Bidding Procedures Order (the "Stalking Horse Selection Notice"). Parties in interest may file an objection (a "Stalking Horse Objection") to the designation of the Stalking Horse Purchaser or any of the terms of the Stalking Horse Agreement, including to any of the proposed Bid Protections, within five (5) days after service of the Stalking Horse Selection Notice (the "Stalking Horse Objection Deadline"). If a timely Stalking Horse Objection is filed and served in accordance with the Bidding Procedures Order, the proposed designation of the Stalking Horse Purchaser and the Bid Protections under such Stalking Horse Agreement will not be deemed approved, and such Bid Protections may not be paid pursuant to the Bidding Procedures Order, until either the Stalking Horse Objection is resolved by agreement of the objecting party and the Debtors (in consultation with the Committee) or by further order of the Bankruptcy Court. If no timely Stalking Horse Objection is filed and served with respect to a Stalking Horse Bid in accordance with these Bidding Procedures and the Bidding Procedures Order, the Bid Protections contemplated by such Stalking Horse Bid shall be deemed approved without further order of the Bankruptcy Court upon the expiration of the Stalking Horse Objection Deadline.

3. The Debtors have agreed that their obligation to pay the Bid Protections pursuant to the Stalking Horse Agreement shall survive termination of the Stalking Horse Agreement, and, to the extent owed by the Debtors, constitute an administrative expense claim under sections 503(b) and 507 of the Bankruptcy Code against the Debtors, and payable in accordance with the terms and conditions of the Bidding Procedures Order.

ASSETS TO BE SOLD AND ASSET PURCHASE AGREEMENT

4. The Debtors seek to consummate a Sale of their Assets and will consider bids (the "Bids") to acquire the Purchased Assets as a going-concern to the extent that the consummation of such Sale Transaction maximizes value for stakeholders. The Debtors may also, in their discretion, choose to accept Bids from Potential Bidders on certain Purchased Assets constituting less than all of the Assets available for Sale (*i.e*, a "Lot Bid") to the extent the Debtors believe one or more of such Sale Transactions may maximize value for stakeholders and can be accomplished efficiently; *provided, however*, (i) the Potential Bidder should notify the Debtors' Chief Restructuring Officer of its intent to submit such a Bid as soon as reasonably practicable prior to

the Bid Deadline and identify the specific Purchased Assets to be included in the Lot Bid; (ii) the Potential Bidder understands that, in evaluating and determining Qualified Bids, the Debtors may give more weight to Bids to acquire more or substantially all of the Purchased Assets.

5. The Sale of the Purchased Assets is on an "as is, where is" basis and without representations or warranties of any kind, nature, or description by the Sellers, their agents or estates, except to the extent set forth in the Asset Purchase Agreement of the Successful Bidder(s) (as defined herein) as approved by the Bankruptcy Court. Pursuant to the form of Asset Purchase Agreement, the Successful Bidder(s) shall acquire the Purchased Assets free and clear of any and all Encumbrances, subject to certain other conditions and except as otherwise provided in an Asset Purchase Agreement, with such Encumbrances to attach solely to the net proceeds of the Sale with the same validity and priority as such Encumbrances applied against the Purchased Assets.

THE BIDDING PROCEDURES

Provisions Governing Qualifications of Bidders

6. Unless otherwise ordered by the Bankruptcy Court, in order to participate in the bidding process, prior to the Bid Deadline (defined below), all interested parties who wish to participate in the bidding process (a "Potential Bidder") must deliver the following to the Debtors:

(A) a written disclosure of the identity of each entity that will be bidding for the Purchased Assets or otherwise participating in connection with such Bid; and

(B) an executed confidentiality agreement (to be delivered prior to the distribution of any confidential information by the Sellers to a Potential Bidder) in form and substance satisfactory to the Debtors.

7. As promptly as practicable after delivery of all materials required above, the Debtors will determine and will notify such party of their status as a Potential Bidder. The Debtors will regularly notify the Committee, if any, of the parties designated as Potential Bidders.

8. For the avoidance of doubt, and unless otherwise ordered by the Bankruptcy Court after notice and a hearing in connection with a timely filed Stalking Horse Objection, any Stalking Horse Purchaser designated by the Debtors shall be considered a Qualified Bidder and any Stalking Horse Agreement shall be a Qualified Bid (as defined below).

Due Diligence

9. The Debtors, with the assistance of their advisors, will provide any Potential Bidder such due diligence access or additional information as the Debtors, in their reasonable discretion, deem appropriate, which may include differentiations between the diligence provided to strategic and financial bidders, as appropriate, and contractual obligations to limit access to certain proprietary information. Diligence inquiries should be made to the Debtors' Chief Restructuring Officer and Financial Advisor using the contact information below:

Getzler Henrich & Associates LLC
Attn: John D. Baumgartner
Attn: Ann Huynh
Email: JBaumgartner@getzlerhenrich.com
Email: AHuynh@getzlerhenrich.com

The due diligence period will extend through and including the Auction. Unless otherwise deemed reasonably appropriate by the Debtors, and after consultation with the Committee, if any, the Debtors and their representatives and advisors shall not be obligated to furnish any due diligence information after the Auction.

Bid Deadline

10. A Potential Bidder that desires to make a Bid will deliver written copies of its Bid via email to the following parties (collectively, the "Bid Notice Parties"):

Role	Name	Email
Chief Restructuring Officer	John D. Baumgartner	jbaumgartner@getzlerhenrich.com
Financial Advisor	Ann Huynh	ahuynh@getzlerhenrich.com
Debtors' Counsel	Christopher Adams Ryan A. O'Connor John Thomas Oldham	cadams@okinadams.com roconnor@okinadams.com joldham@okinadams.com

11. Bids must be actually received by the Bid Notice Parties no later than **5:00 p.m. (prevailing Central Time) on April 17, 2025** (the "Bid Deadline"). The Bid Deadline may be extended by the Debtors in consultation with the Committee, if any.

Credit Bidding

12. The DIP Lender and any other Qualified Bidder that has a valid and perfected lien on any Assets of the Debtors' estates (each, a "Secured Party") shall be entitled to credit bid all or a portion of the face value of such Secured Party's claims against the Debtors toward the Purchase Price specified in such Qualified Bidder's Bid; *provided,* that a Secured Party shall be entitled to credit bid its claim(s) only with respect to Assets that are subject to a valid and perfected lien in favor of such Secured Party as to such claim(s). For the avoidance of doubt, and unless otherwise ordered by the Bankruptcy Court after notice and a hearing, the DIP Lender shall be deemed a Qualified Bidder and any such credit Bid submitted by the DIP Lender on account of its secured claims under the DIP Loan Documents (as defined in the applicable DIP Orders) (subject to satisfaction of any senior secured claims, to the extent applicable) shall be deemed a Qualified Bid; *provided, however,* that nothing herein or in the Bidding Procedures Order shall be deemed to impair or otherwise limit the Committee's ability to object to any credit bid or assert the "Challenge" rights set forth in the applicable DIP Orders. As soon as reasonably practicable after a Challenge, if any, is filed with the Bankruptcy Court, the parties shall each consent to an expedited process and use reasonable efforts to have the Bankruptcy Court resolve the Challenge prior to the Sale Hearing. To the extent a Challenge is pending at the time of the Sale Hearing and

the Bankruptcy Court has not ruled on the merits of such Challenge, without prejudice to the pending Challenge, a Qualified Bidder may still credit bid up to the full amount of its contested secured claim.

Provisions Governing Qualified Bids

13. A Bid will be considered a "Qualified Bid" only if the Bid is submitted by a Potential Bidder and complies with all of the following:

(A) it specifies the assets that are included in the Bid and, to the extent a Stalking Horse Purchaser is designated for some or all of the same assets, states that such Qualified Bidder offers to purchase those assets included in the applicable Stalking Horse Agreement upon terms more favorable to the Debtors and their estates than the terms set forth in the applicable Stalking Horse Agreement;

(B) it includes a signed writing stating that the Potential Bidder's offer is binding on such Potential Bidder and irrevocable until the selection of the Successful Bidder, *provided*, *however*, that if such Potential Bidder is selected as the Successful Bidder or the Back-Up Bidder (each, as defined below) its offer shall remain irrevocable until the earlier of (i) the closing of the Sale to the Successful Bidder or the Back-Up Bidder, and (ii) the date that is thirty (30) days after the Sale Hearing;

(C) it includes written confirmation that there are no conditions precedent to the Potential Bidder's ability to enter into a definitive agreement, including due diligence or financing contingencies, and that all necessary internal and shareholder approvals have been obtained prior to the submission of the Bid;

(D) it includes a duly authorized and executed copy of a purchase agreement, based on the Asset Purchase Agreement or the Stalking Horse Agreement (if one exists), including the purchase price for the Purchased Assets expressed in U.S. Dollars (the "Purchase Price"), together with redline copies marked to show any amendments and modifications to the Asset Purchase Agreement or the Stalking Horse Purchase Agreement (if any);

(E) it includes written confirmation that the Bid is not contingent upon such Potential Bidder obtaining financing and includes financial statements or other written evidence, including (if applicable) a firm, irrevocable commitment for financing, proof of funds, and written confirmation establishing the ability and authority of the Potential Bidder to consummate the proposed Sale and pay the Purchase Price in cash, such as will allow the Debtors to make a reasonable determination as to the Potential Bidder's financial and other capabilities to consummate the Sale Transaction contemplated by the Asset Purchase Agreement, including payment of the Purchase Price and providing adequate assurance of future performance under all contracts to be assumed and assigned in the Sale;

(F) it provides for the repayment of all other costs payable by such Potential Bidder, simultaneously with the closing of the Sale, including the Bid Protections (if any);

(G) in the event that there is a Stalking Horse Purchaser, and the Potential Bidder wishes to bid on the same assets that are included in the Stalking Horse Agreement, it has a value to the Debtors, determined in the Debtors' reasonable business judgment, after consultation with the Committee, if any, that is greater than or equal to the sum of the value offered under the Stalking Horse Agreement, plus (i) the aggregate amount of the Bid Protections (if any), plus (ii) $100,000 (the "Minimum Initial Overbid Amount");

(H) it contains provisions for identifying with particularity which executory contracts and unexpired leases the Potential Bidder wishes to assume and provides details of the Potential Bidder's proposal for the treatment of related Cure Amounts and the provision of adequate assurance of future performance to the counterparties to such Assigned Contracts;

(I) it includes an acknowledgement and representation that the Potential Bidder: (i) has had an opportunity to conduct any and all required due diligence regarding the Purchased Assets prior to making its Bid; (ii) has relied solely upon its own independent review, investigation and/or inspection of any documents and/or the Purchased Assets in making its Bid; (iii) did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express or implied (by operation of law or otherwise), regarding the Purchased Assets or the completeness of any information provided in connection therewith or with the Auction, except as expressly stated in the Asset Purchase Agreement; and (iv) with the exception of any Stalking Horse Purchaser, is not entitled to any expense reimbursement, break-up fee, or similar type of payment in connection with its Bid;

(J) it includes evidence, in form and substance reasonably satisfactory to the Debtors of authorization and approval from the Qualified Bidder's board of directors (or comparable governing body) with respect to the submission, execution, delivery and closing of the Asset Purchase Agreement;

(K) it is accompanied by a good faith deposit (a "Good Faith Deposit") in the form of a wire transfer (to a bank account specified by the Debtors), certified check or such other form acceptable to the Debtors, payable to the order of the Debtors (or such other party as the Debtors may determine) in an amount equal to ten percent (10%) of the Purchase Price; *provided that* (i) any Potential Bidder submitting a Bid with a credit bid component pursuant to section 363(k) of the Bankruptcy Code shall not be required to submit a Good Faith Deposit;

(L) it contains full disclosure of the identity of each person or entity participating in the Bid for the Purchased Assets (including any equity holders or other financial backers, if the Potential Bidder and/or other bidding entity is formed for the purpose of submitting Bids or consummating a Sale Transaction);[2]

(M) it contains a reasonable description of how the Potential Bidder intends to treat current employees of the Sellers;

(N) it contains a commitment to close the Sale of the Purchased Assets no later than twenty (20) calendar days after entry of the Sale Order;

(O) it contains such other information as may be reasonably requested by the Debtors, in consultation with the Committee, if any;

(P) it identifies each regulatory and third-party approval required for the Potential Bidder to consummate a proposed Sale Transaction, if any, and the time period within which the Potential Bidder expects to receive such regulatory and third-party approvals; and

(Q) it is received prior to the Bid Deadline.

14. The Debtors shall have the discretion to determine whether a Bid meets the above requirements, or to modify or waive such requirements, and therefore constitutes a Qualified Bid. Upon determining that a Bid constitutes a Qualified Bid, the Debtors shall notify the Stalking Horse Purchaser (if any), and the Committee, if any, in writing of the fact that the Debtors have made such determination (and shall send a copy of such Qualified Bid to the Committee), and will notify each Potential Bidder that has submitted a Bid (other than the Stalking Horse Purchaser), whether such Potential Bidder's Bid constitutes a Qualified Bid promptly after such determination has been made; *provided*, *however*, that such notification shall not be given later than two (2) business days following the expiration of the Bid Deadline. Except as otherwise expressly set forth herein, only those Potential Bidders who have submitted Qualified Bids, as determined by the Debtors, shall be deemed "Qualified Bidders" for purposes of these Bidding Procedures and the Auction.

Consent to Jurisdiction

15. All Qualified Bidders at the Auction shall be deemed to have consented to the jurisdiction of the Bankruptcy Court and waived any right to a jury trial in connection with any disputes relating to the Auction or the construction and enforcement of these Bidding Procedures.

Evaluation of Competing Bids

16. A Qualified Bid will be valued based upon several factors including, without limitation, (i) the amount of the Purchase Price provided by such Qualified Bid, (ii) the risks and timing associated with consummating such Qualified Bid, (iii) any proposed revisions to the Asset

[2] The Debtors may approve joint Bids in their reasonable discretion on a case-by-case basis.

Purchase Agreement and/or the Stalking Horse Agreement, (iv) the ability of the Qualified Bidder to obtain any applicable regulatory approvals, and (v) any other factors deemed relevant by the Debtors, in consultation with the Committee, if any. For purposes of such valuation, the full face amount of a credit bid shall be deemed to have the same value as the equivalent amount of cash.

No Qualified Bids

17. If the Debtors do not receive any Qualified Bids, other than a Stalking Horse Bid (if any), the Debtors will not hold the Auction and the applicable Stalking Horse Purchaser will be named the Successful Bidder upon the expiration of the Bid Deadline.

Auction Process

18. If the Debtors receive one or more Qualified Bids in addition to a Stalking Horse Bid, the Debtors will conduct an auction of the Purchased Assets (the "Auction"), which shall be on **April 22, 2025 at 10:00 a.m. (prevailing Central Time),** telephonically or by video conference pursuant to instructions to be provided by the Debtors to parties entitled to attend the Auction at a later date, or such other location or time as shall be timely communicated. Prior to the Auction, the Debtors will provide a copy of the Starting Bid (as defined below) to the Committee, if any, and all Qualified Bidders entitled to attend the Auction. At the start of the Auction, the Debtors shall describe the material terms of the Starting Bid for the Purchased Assets on the record, which Starting Bid shall be provided to all Qualified Bidders pursuant to subsection (d), below. The Debtors shall maintain a recording or transcript of the Auction and all Bids made and announced at the Auction, if any, including the Starting Bid, any and all Subsequent Bids, and the Successful Bid. The Auction, shall be held in accordance with the following procedures:

(A) only the Qualified Bidders who have timely submitted Qualified Bids and their counsel will be entitled to attend and submit competing Bids at the Auction; *provided, however,* counsel for the Committee, if any, will be entitled to attend with no obligation to submit a competing Bid;

(B) the Stalking Horse Purchaser will, notwithstanding the elements of the Purchase Price set forth in the Stalking Horse Agreement, be entitled to make subsequent Bids for all or substantially all or any combination of the Purchased Assets comprised of further credit bids, cash, additional or different consideration of any type, or any combination of the foregoing;

(C) each Qualified Bidder participating in the Auction may be required to confirm on the record at the Auction (i) it has not engaged in any collusion with respect to the bidding and the Auction, (ii) its Qualified Bid is a *bona fide* offer that it intends to consummate if selected as the Successful Bidder or Back-Up Bidder, and (iii) the Qualified Bidder agrees to serve as the Back-Up Bidder if its Qualified Bid is the next highest or otherwise best Bid after the Successful Bid;

(D) prior to the Auction, each Qualified Bidder must inform the Debtors whether it intends to attend the Auction and all Qualified Bidders who elect to attend the Auction must have at least one (1) individual representative

with authority to bind such Qualified Bidder in attendance at the Auction; *provided* that in the event a Qualified Bidder elects not to attend the Auction, such Qualified Bidder's Qualified Bid shall nevertheless remain fully enforceable against such Qualified Bidder until the selection of the Successful Bidder and Back-Up Bidder at the conclusion of the Auction. Prior to the Auction, the Debtors will provide copies of the Qualified Bid, or combination of Qualified Bids, which the Debtors believe, after consultation with the Committee (if any), is the highest or otherwise best offer for the Purchased Assets (the "Starting Bid") to all Qualified Bidders;

(E) the actual identity of each Qualified Bidder will be disclosed on the record at the Auction;

(F) bidding at the Auction will begin with the Starting Bid and continue in bidding increments (each, a "Subsequent Bid") providing a net value to the Debtors' estates of at least $50,000 above the prior Bid. After the first round of bidding and between each subsequent round of bidding, the Debtors, after consultation with the Committee, shall announce the Bid (and the value of such Bid) that they believe to be the highest or otherwise best Bid (each, the "Leading Bid");

(G) a round of bidding will conclude after each participating Qualified Bidder has had the opportunity to submit a Subsequent Bid with full knowledge of the Leading Bid;

(H) except as specifically set forth herein, for the purpose of evaluating the value of the Purchase Price provided by each Subsequent Bid (including any Subsequent Bid by the Stalking Horse Purchaser), the Debtors shall give effect to the Bid Protections as well as any additional liabilities to be assumed by a Qualified Bidder, and any additional costs which may be imposed on the Debtors;

(I) the Debtors may accept Bids for all or substantially all of the Purchased Assets; and

(J) the Debtors explicitly reserve the right, in their reasonable business judgment and after consultation with the Committee, if any, to exercise their discretion in conducting the Auction (in a manner that is not inconsistent with the Bidding Procedures, the Bankruptcy Code, or any order of the Bankruptcy Court entered in connection herewith), including (i) modifying bidding increments as necessary to achieve the highest and best Bids for the Purchased Assets, and (ii) determining whether to adjourn the Auction to facilitate separate discussions between any Qualified Bidders, the Debtors, and/or Committee, as applicable.

Selection of Successful Bid

19. Prior to the conclusion of the Auction, the Debtors, in consultation with the Committee, if any, will review and evaluate each Qualified Bid submitted at the Auction (including by the Stalking Horse Purchaser) in accordance with the procedures set forth herein and determine, in their reasonable business judgment, which offer is the highest or otherwise best offer (one or more such Bids, collectively the "Successful Bid" and the Qualified Bidder(s) making such Bid(s), collectively, the "Successful Bidder"), and communicate to the Auction participants the identity of the Successful Bidder and the details of the Successful Bid. The determination of the Successful Bid by the Debtors at the conclusion of the Auction shall be final, subject only to approval by the Bankruptcy Court.

20. The Qualified Bidder(s) with the next highest or otherwise best Qualified Bid, as determined by the Debtors, in consultation with the Committee, if any, will be required to serve as a back-up bidder (the "Back-Up Bidder") and keep its Bid open and irrevocable until the later to occur of thirty (30) days after the Sale Hearing or the closing of the Sale on the Successful Bid with the Successful Bidder. If the Successful Bidder fails to consummate the Sale, the Back-Up Bidder will be deemed to be the new Successful Bidder, and the Debtors will be authorized and directed to consummate the Sale with the Back-Up Bidder without further order of the Bankruptcy Court.

21. Within one (1) business day after conclusion of the Auction, the Debtors shall file a notice with the Bankruptcy Court identifying the Successful Bidder and the Back-Up Bidder. As soon as practicable after the conclusion of the Auction, the Debtors and Successful Bidder shall complete, execute, and file with the Bankruptcy Court all agreements, pleadings, and other documents necessary to consummate the Successful Bid, subject only to approval by the Bankruptcy Court.

Return of Deposits; Bid Protections

22. All Good Faith Deposits shall be returned to each Qualified Bidder not selected by the Debtors as the Successful Bidder or the Back-Up Bidder no later than five (5) business days following the conclusion of the Auction.

23. Any Deposit provided by a Successful Bidder (or Back-Up Bidder, as applicable) shall be applied to the Purchase Price of the applicable Sale Transaction at closing. If a Successful Bidder (or Back-Up Bidder, as applicable) fails to consummate the Sale Transaction contemplated by its Successful Bid (or Back-Up Bid, as applicable) because of a breach by such Successful Bidder (or Back-Up Bidder, as applicable), the Debtors will not have any obligation to return any Deposit provided by such Successful Bidder (or Back-Up Bidder, as applicable), which may be retained by the Debtors as liquidated damages, in addition to any and all rights, remedies, or causes of action that may be available to the Debtors and their estates.

24. The Bid Protections payable to any Stalking Horse Purchaser shall be paid not later than three (3) business days after the closing of the Sale Transaction with the Successful Bidder for the Purchased Assets bid upon by the Stalking Horse Purchaser from the proceeds of such Sale Transaction.

SALE HEARING

25. The Debtors will seek entry of a Sale Order from the Bankruptcy Court at a hearing (the "Sale Hearing") to begin on **April 25, 2025 at 10:00 a.m. (prevailing Central Time)**, subject to the availability of the Bankruptcy Court, to approve and authorize the Sale to the Successful Bidder on the terms and conditions memorialized in the applicable Asset Purchase Agreement and in accordance with the Bidding Procedures Order.

RESERVATION OF RIGHTS

26. The Debtors reserve the right, in their reasonable business judgment to adjourn the Auction, if any, one or more times to, among other things: (i) facilitate discussions between and amongst the Debtors and the Qualified Bidders; (ii) allow Qualified Bidders to consider how they wish to proceed; and (iii) provide Qualified Bidders the opportunity to provide the Debtors with such additional evidence as the Debtors, in their reasonable business judgment, may require to support that the Qualified Bidder has sufficient internal resources or has received sufficient non-contingent debt and/or equity funding commitments to consummate the proposed Sale Transaction at the prevailing Subsequent Bid amount.

27. The Debtors, the Committee and the DIP Lender agree that in the event of any dispute regarding the Sale process outlined in these Bidding Procedures: (i) any such party may seek an emergency hearing requesting that the Bankruptcy Court resolve such dispute; and (ii) the other parties shall consent to such request for an emergency hearing.

FIDUCIARY OUT

28. Notwithstanding anything to the contrary in these Bidding Procedures or any document filed with or entered by the Bankruptcy Court, nothing in these Bidding Procedures or the Bidding Procedures Order shall require the Debtors or their officers and directors to take any action or to refrain from taking any action with respect to any Sale Transaction or these Bidding Procedures solely to the extent the Debtors determine in good faith, in consultation with counsel, that taking or failing to take such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law.

29. Further, notwithstanding anything to the contrary in these Bidding Procedures or any document filed with or entered by the Bankruptcy Court, until the closing of the Auction (if any), the Debtors and their respective directors, managers, officers, employees, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (i) consider, respond to, and facilitate alternate proposals for sales or other transactions involving any or all of the Assets (each, an "Alternate Proposal"); (ii) provide access to non-public information concerning the Debtors to any entity or enter into confidentiality agreements or nondisclosure agreements with any entity; (iii) maintain or continue discussions or negotiations with respect to Alternate Proposals; (iv) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiations of Alternate Proposals; and (v) enter into or continue discussions or negotiations with any person or entity regarding any Alternate Proposal.

###

Exhibit B

Executory Contracts Buyer Agrees to Assume

To come following the date of this Agreement pursuant to Section 2.5(c).

Schedule 2.1(b)(i)(1)

Automation Business Contracts

Project	Project Description	Customer
10-143063	P66 - SHERHAN FIELD ENGINEERING	PHILLIPS 66
10-143064	FUSION IND - BIFROST MINING PH2	FUSION INDUSTRIES LLC
10-143065	FUSION IND - DUNCAN 30 MW	FUSION INDUSTRIES LLC
10-143066	FUSION IND - VAIL BREAKER STATION	FUSION INDUSTRIES LLC
10-143077	PARPAL LLC - WIPP SURFACE ELECTRICAL	PARPAL LLC
10-143081	FUSION IND - WHEELER GULCH - LINE RELAYING	FUSION INDUSTRIES LLC
10-143085	FUSION IND - TUCO SUBSTATION CIVIL	FUSION INDUSTRIES LLC
10-153010	P66 - SHERHAN STARTUP OPERATING PROCEDURES	PHILLIPS 66
10-153011	OQ - REACTOR PACKING SUPPORT	OQ CHEMICALS CORPORATION
10-153014	OQ - R13 Packing Detail Drawings	OQ CHEMICALS CORPORATION
10-160256	CHEVRON ARCADIA DRIVE WAY	CHEVRON PRODUCTS CO.
10-180005	Fertilizer Tank Farm Containment	BAKER CONSULTING GROUP INC
12-133026	P66 Hartford Terminal Dispersion Modeling	PHILLIPS 66
12-133047	P66 KC Ethanol Expansion	PHILLIPS 66
12-133089	P66 - East St Louis Electrical Upgrade	PHILLIPS 66
12-133091	ONEOK - Salt Creek Coolers	ONEOK GAS TRANSPORTATION LLC
12-133109	DCP Midstream(P66) National Helium Pipe Rack	DCP MIDSTREAM
12-133119	DCP Midstream(P66)Chitwood Compressor Foundation	DCP MIDSTREAM
12-143010	2024 RELIABILITY SUPPORT	CVR Refining WYN, LLC
12-143022	HF Sinclair - 2024 Annual - Capital T & M	HF SINCLAIR TULSA REFINING LLC
12-143035	P66-Ponca Tank CushPo Surge Mitigation	PHILLIPS 66
12-143040	Delek - Flare PSV Support	DELEK REFINING LTD
12-143041	P66 - TANK 630 BLEND PUMP	PHILLIPS 66
12-143054	VALERO OPACITY LINE REPLACEMENT TK-149 & 150	VALERO ARDMORE REFINERY
12-153001	CVR 2025 RELIABILITY SUPPORT	CVR Refining WYN, LLC
12-153012	FUSION IND - DENTON ELECTRICAL DESIGN	FUSION INDUSTRIES LLC
12-443013	ONEOK 2024 - I & E SUPPORT	ONEOK GAS TRANSPORTATION LLC
12-453002	ONEOK 2025 - I & E SUPPORT	ONEOK GAS TRANSPORTATION LLC
13-133055	Daylight Petroleum - Turnaround Field Service Project	DAYLIGHT PETROLEUM
13-133064	Daylight Petroleum- Purdy Plant SE PLC Upgrade	DAYLIGHT PETROLEUM
13-133114	Muncie Power Products - Robotics Pine Street Location	MUNCIE POWER PRODUCTS
13-143056	Progress Rail -Tie Line Upgrade Implementation Phase 1	PROGRESS RAIL SERVICES CORPORATION
13-143069	City of Tulsa- Maintenance, Repair & Calibration (TAC 1103B)	CITY OF TULSA
13-323014	USACE SAD WFG	ENDIST MOBILE CONTRACTING DIVISION
13-325025	CRANEY ISLAND & DFSP CHARLESTON	DCSO COLUMBUS
13-335015	DLA - Point Loma FORFAC AFHE System	DCSO COLUMBUS
13-335020	AFSI TO0011- 8 Sites ATG-R	DCSO COLUMBUS
13-343047	Inhance Technologies CFX 8-Cell PLC and SCADA Upgrade	ADVANCE RESEARCH CHEMICALS, INC.
13-343049	PROGRESS RAIL- HYDRAULIC SVS-LABOR & MATERIAL	PROGRESS RAIL SERVICES CORPORATION
13-343053	Muncie Power Products Conveyor 2 Wash	MUNCIE POWER PRODUCTS
13-343057	Muncie Power Products Conveyor 1 Vision Integration	MUNCIE POWER PRODUCTS
13-343080	Tulsa Dept of Veteran Affairs - IT Server Racks	REGIONAL PROCUREMENT OFFICE WEST (RPOW)
13-343082	MUNCIE- CONVEYOR 1 MAINTENANCE	MUNCIE POWER PRODUCTS
21-133074	ExxonMobil - South Houston LRU Programming	EXXONMOBIL OIL CORP - MKTG & REF US
21-133103	ExxonMobil Turbine Programming Project	EXXONMOBIL PIPELINE COMPANY LLC
21-133108	ExxonMobil - MB PLC Communication Upgrade	EXXONMOBIL PIPELINE COMPANY LLC
21-143002	ExxonMobil- Pasadena PLC Service Order 2024	EXXONMOBIL PIPELINE COMPANY LLC
21-143017	Lubrizol - PLC Support Services Deer Park 2024	LUBRIZOL ADVANCED MATERIALS
21-143018	ExxonMobil San Antonio PLC Support 2024 (Blanket)	EXXONMOBIL PIPELINE COMPANY LLC
21-143028	ExxonMobil Liza-Destiny FPSO 2024	EXXONMOBIL GUYANA LIMITED
21-143032	ExxonMobil- Julia UMCS Support Services 2024	EXXONMOBIL PRODUCTION COMPANY
21-143039	ExxonMobil - Fannett SS Drafting Services	EXXONMOBIL PIPELINE COMPANY LLC
21-143072	ExxonMobil NHT Expansion Project	EXXONMOBIL REFINING & MARKETING (DIV. OF EXXON MOBIL CORP)
21-143083	ExxonMobil Baytown Products 3 PLC Programming	EXXONMOBIL PIPELINE COMPANY LLC
21-153005	ExxonMobil - 2025 Products PLC Support	EXXONMOBIL PIPELINE COMPANY LLC
21-153013	Lubrizol - 156 Startup Heater PLC Rewrite	THE LUBRIZOL CORPORATION US
21-323039	Phillips 66 D-2600 Fuel Gas H2S BTU Analyzer Shelter	PHILLIPS 66
21-323040	Phillips 66 D 3662 Excel Fuel Gas and Flare Gas Analyzers	PHILLIPS 66

21-333059	KBR- Performance XOM BPO-XH Furnace	PERFORMANCE CONTRACTOR'S INC.
21-333072	DOW - Ethelyne Unit ENGWebDAS2K Upgrade	THE DOW CHEMICAL COMPANY
21-333075	P66 Westlake Refinery CEMS Shelter H-3804	PHILLIPS 66
21-333095	Anvil BP Calciner Hearth Overpressure Project DCS Building	BP PRODUCTS NORTH AMERICA INC.
21-333101	P66 Westlake Heaters 3001 & 3002 CEMS PLC ENG Services	PHILLIPS 66
21-333111	Lotte Chemical - LACC Vent Master Header	LOTTE CHEMICAL LOUISIANA LLC
21-333113	DOW SRO Powerhouse Unit ENGDAS Service Upgrade	THE DOW CHEMICAL COMPANY
21-333116	ExxonMobil - 3-Valve Site	EXXONMOBIL PIPELINE COMPANY LLC
21-333120	RelaDyne - Pressurized Thermojet Siemens Machine PLC	RELADYNE RELIABILITY SERVICES
21-343008	Air Liquide LH2 Woodside, OK Analyzer Shelters	AIR LIQUIDE GLOBAL E&C SOLUTIONS FRANCE
21-343034	ExxonMobil Irving Wonderware Software Upgrade to PanelView	EXXONMOBIL PIPELINE COMPANY LLC
21-343043	Air Liquide Plaquemines Shelter Start up & Commissioning Ser	AIR LIQUIDE GLOBAL E&C SOLUTIONS US INC.
21-343055	Worley-DAC-1 Critical Panel FITNIR Analyzer System	WORLEY GROUP, INC.
21-343058	Fusion- Duncan 30 MW Substation Control Panels	FUSION INDUSTRIES LLC
21-343060	Fusion - Duncan Control Building	FUSION INDUSTRIES LLC
21-343061	Relevant - Drive Enclosure - SILA Worley	RELEVANT INDUSTRIAL LLC
21-343062	ExxonMobil- Baytown Products 3 Controls Upgrade	EXXONMOBIL PIPELINE COMPANY LLC
21-343067	UT Southwestern - Peaking Plant Uria System CEMS Replacement	HOLT TEXAS LTD.
21-343068	P66- Westlake Excel Mass Spec & Atom Analyzers	PHILLIPS 66
21-343071	Fusion- Tuco Control Building	FUSION INDUSTRIES LLC
21-343073	Halliburton - Flare Calorimeter System Maintenance Agreement	MULTI-CHEM GROUP, INC
21-343074	Worley- DAC-1 (Direct Air Capture) Air Contractor Cell Analy	WORLEY GROUP, INC.
21-343075	Fusion - Vail Breaker Control Building	FUSION INDUSTRIES LLC
21-343076	Universal Ensco- Fiber Optic Panel for BS-101	UNIVERSAL ENSCO, INC.
21-343078	ParPal LLC - Fan Installation Project E-House	PARPAL LLC
21-343079	AIR LIQUIDE- ELECTRIC 302 VAPORIZERS LOW TEMP SHUTDOWN	AIR LIQUIDE ELECTRONICS U.S. LP
21-343084	DOW SRO - ENG DAS Site Support Services (Day Rate)	THE DOW CHEMICAL COMPANY
21-343086	Fusion - Jigawatt 30 MW Substation Control Building	FUSION INDUSTRIES LLC
21-343087	ExxonMobil- Julia UMCS Spare Parts	EXXONMOBIL PRODUCTION COMPANY
21-353004	P66- ENG DAS System Service Support 2025	PHILLIPS 66
21-443003	ExxonMobil- OCC Pipeline Controller-Albert Maxie 2024	EXXONMOBIL PIPELINE COMPANY LLC
21-443004	ExxonMobil - SCADA OCC Support Personnel 2024	EXXONMOBIL PIPELINE COMPANY LLC
21-443005	Ineos- Draftsman Support - Polly Howard 2024	INEOS PHENOL
21-353016	Fusion - Jigawatt 30 MW Substation Control Panels	FUSION INDUSTRIES LLC
21-353016	Lubrizol - I/O Cards	LUBRIZOL ADVANCED MATERIALS
21-353017	Fusion - Denton SWYD Control Building	FUSION INDUSTRIES LLC
21-353018	Fusion - Breck Control Building	FUSION INDUSTRIES LLC
21-443044	Evonik ENG Services - Debbie Morris	EVONIK CORPORATION
21-443045	Evonik ENG Services- Bobby Farrell	EVONIK CORPORATION
21-453003	Ineos Draftsman Support- Polly Howard 2025	INEOS PHENOL
21-453007	ExxonMobil - SCADA OCC Support Personnel 2025	EXXONMOBIL PIPELINE COMPANY LLC
21-453008	ExxonMobil- 2025 OCC Pipeline Controller-Albert Maxie	EXXONMOBIL PIPELINE COMPANY LLC
24-133067	Targa Well 17 Brine Storage Engineering - Design	TARGA DOWNSTREAM LLC - HAA
26-323001	GTL Plant Project (Engineering Phase)	MULTIPLE TRADE CUSTOMERS
80-123003	Chevron - Port Arthur Lubricants Project	CHEVRON PRODUCTS COMPANY

Schedule 2.1(b)(iii)(1)

Engineering Business Contracts

Project	Project Description	Customer
10-143063	P66 - SHERHAN FIELD ENGINEERING	PHILLIPS 66
10-143064	FUSION IND - BIFROST MINING PH2	FUSION INDUSTRIES LLC
10-143065	FUSION IND - DUNCAN 30 MW	FUSION INDUSTRIES LLC
10-143066	FUSION IND - VAIL BREAKER STATION	FUSION INDUSTRIES LLC
10-143077	PARPAL LLC - WIPP SURFACE ELECTRICAL	PARPAL LLC
10-143081	FUSION IND - WHEELER GULCH - LINE RELAYING	FUSION INDUSTRIES LLC
10-143085	FUSION IND - TUCO SUBSTATION CIVIL	FUSION INDUSTRIES LLC
10-153010	P66 - SHERHAN STARTUP OPERATING PROCEDURES	PHILLIPS 66
10-153011	OQ - REACTOR PACKING SUPPORT	OQ CHEMICALS CORPORATION
10-153014	OQ - R13 Packing Detail Drawings	OQ CHEMICALS CORPORATION
10-160256	CHEVRON ARCADIA DRIVE WAY	CHEVRON PRODUCTS CO.
10-180005	Fertilizer Tank Farm Containment	BAKER CONSULTING GROUP INC
24-133067	Targa Well 17 Brine Storage Engineering - Design	TARGA DOWNSTREAM LLC - HAA
80-123003	Chevron - Port Arthur Lubricants Project	CHEVRON PRODUCTS COMPANY

Project	Project Description	Customer
12-133026	P66 Hartford Terminal Dispersion Modeling	PHILLIPS 66
12-133047	P66 KC Ethanol Expansion	PHILLIPS 66
12-133089	P66 - East St Louis Electrical Upgrade	PHILLIPS 66
12-133091	ONEOK - Salt Creek Coolers	ONEOK GAS TRANSPORTATION LLC
12-133109	DCP Midstream(P66) National Helium Pipe Rack	DCP MIDSTREAM
12-133119	DCP Midstream(P66)Chitwood Compressor Foundation	DCP MIDSTREAM
12-143010	2024 RELIABILITY SUPPORT	CVR Refining WYN, LLC
12-143022	HF Sinclair - 2024 Annual - Capital T & M	HF SINCLAIR TULSA REFINING LLC
12-143035	P66-Ponca Tank CushPo Surge Mitigation	PHILLIPS 66
12-143040	Delek - Flare PSV Support	DELEK REFINING LTD
12-143041	P66 - TANK 630 BLEND PUMP	PHILLIPS 66
12-143054	VALERO OPACITY LINE REPLACEMENT TK-149 & 150	VALERO ARDMORE REFINERY
12-153001	CVR 2025 RELIABILITY SUPPORT	CVR Refining WYN, LLC
12-153012	FUSION IND - DENTON ELECTRICAL DESIGN	FUSION INDUSTRIES LLC
12-443013	ONEOK 2024 - I & E SUPPORT	ONEOK GAS TRANSPORTATION LLC
12-453002	ONEOK 2025 - I & E SUPPORT	ONEOK GAS TRANSPORTATION LLC

Schedule 2.5(b)

Executory Contracts

ENGlobal Corporation, *et al.*
Executory Contracts and Unexpired Leases

Debtor Party	Contract Counterparty	Cure Amount	Contract Description	Term / Expiration	Address 1	Address 2	City	State	ZIP Code
ENGlobal U.S., Inc.	Carson Partwall	$ 176,106.89	Office Lease (Partwall)	6/30/2025	223 Partwall St.		Houston	TX	77029
ENGlobal U.S., Inc.	FMC Technologies	$ 185,000.00	Office Lease (Katy Freeway)	12/31/2029	1803 Gears Rd.		Houston	TX	77067
ENGlobal U.S., Inc.	Oral Roberts University	$ 63,555.00	Office Lease (Tulsa)	12/31/2025	777 S. Lewis Ave.		Tulsa	OK	74171
ENGlobal U.S., Inc.	American Bank Equipment Finance	$ -	Brake and Shear	3/9/2028	P.O. Box 342579		Austin	TX	78734
ENGlobal U.S., Inc.	Complete Capital Services, Inc.	$ 2,364.20	Bandsaw	11/13/2027	22811 Mack Avenue	Suite 203	St. Clair Shores	MI	48080
ENGlobal U.S., Inc.	HYG Financial Services Inc.	$ 2,265.12	Yale Forklift	1/1/2027	5080 Riverside Dr.	Suite 300 East	Irving	TX	75039-4314
ENGlobal U.S., Inc.	HYG Financial Services Inc.	$ 6,623.76	Hyster Forklift	1/1/2027	5080 Riverside Dr.	Suite 300 East	Irving	TX	75039-4314
ENGlobal U.S., Inc.	Aspen Technology Inc.	$ 296,270.43	Software License Agreement C008281	11/22/2025	20 Crosby Dr.		Bedford	MA	01730
ENGlobal U.S., Inc.	CDW Direct	$ 752.40	NCE Project P3 M - Recurring	Billed Monthly on the 6th	200 N. Milwaukee Ave.		Vernon Hill	IL	60061
ENGlobal U.S., Inc.	CDW Direct	$ 1,714.89	NCE O365 E1 M-M - Recurring	Billed Monthly on the 6th	200 N. Milwaukee Ave.		Vernon Hill	IL	60061
ENGlobal U.S., Inc.	CDW Direct	$ 5,281.90	NCE Visio P2 M - Recurring	Billed Monthly on the 6th	200 N. Milwaukee Ave.		Vernon Hill	IL	60061
ENGlobal U.S., Inc.	CDW Direct	$ 56,981.41	NCE M365 E3 M-M - Recurring	Billed Monthly on the 6th	200 N. Milwaukee Ave.		Vernon Hill	IL	60061
ENGlobal U.S., Inc.	CDW Direct	$ 125.30	NCE Power BI Pro M - Recurring	Billed Monthly on the 6th	200 N. Milwaukee Ave.		Vernon Hill	IL	60061
ENGlobal U.S., Inc.	CDW Direct	$ 10,534.63	NCE Project P3 A M - Recurring	Billed Monthly on the 6th	200 N. Milwaukee Ave.		Vernon Hill	IL	60061
ENGlobal U.S., Inc.	CDW Direct	$ 172.50	NCE Audio Conf M - Recurring	Billed Monthly on the 6th	200 N. Milwaukee Ave.		Vernon Hill	IL	60061
ENGlobal U.S., Inc.	CDW Direct	$ 3,840.00	Project OL P3 M Seat - Recurring	Billed Monthly on the 3rd	200 N. Milwaukee Ave.		Vernon Hill	IL	60061
ENGlobal U.S., Inc.	Computer Sciences Corporation	$ 27,300.45	Microsoft Dynamics SL Enhancement Plan	9/25/2025	20408 Bashan Dr.	Suite 3231	Ashburn	VA	20147
ENGlobal U.S., Inc.	Computer Sciences Corporation	$ 9,471.58	SA Global - GP - Maintenance	7/1/2025	20408 Bashan Dr.	Suite 3231	Ashburn	VA	20147
ENGlobal U.S., Inc.	Honeywell	$ 35,815.60	Unisim Design Suite	9/26/2025	300 South Tryon St.		Charlotte	NC	28202
ENGlobal U.S., Inc.	Insight Direct Inc.	$ 6,005.94	Microsoft Teams Phone Standard	Billed Monthly on the 2nd	6820 South Harl Avenue		Tempe	AZ	85283
ENGlobal U.S., Inc.	Intergraph Corporation	$ 9,994.66	Software Maintenance Support	4/1/2025	305 Intergraph Way		Madison	AL	35758
ENGlobal U.S., Inc.	Microsoft	$ 23.50	Microsoft Teams Audio-Conferencing Subscription	Billed Monthly on the 10th	One Microsoft Way		Redmond	WA	98052
ENGlobal U.S., Inc.	Microsoft	$ 2,625.40	Dynamics 365 Sales Enterprise (CRM Licenses)	Billed Monthly on the 10th	One Microsoft Way		Redmond	WA	98052
ENGlobal U.S., Inc.	Reynolds	$ 56,596.71	Rockwell Automation Enterprise Toolkit & Support	1/1/2026	1 Reynolds Way		Dayton	OH	45430
Active Customer Contracts									
ENGlobal Government Services, Inc.	Advance Research Chemicals, Inc.	$ -	13-343017		1110 W. Keystone Ave.		Catoosa	OK	74015
ENGlobal U.S., Inc.	Air Liquide Electronics U.S. LP	$ -	21-343079		9101 LBJ Freeway	Suite 800	Dallas	TX	75243
ENGlobal U.S., Inc.	Air Liquide Global E&C Solutions France	$ -	21-343008		57, Avenue Carnot	94500 Champigny Sur Marne		France	
ENGlobal U.S., Inc.	Air Liquide Global E&C Solutions US Inc.	$ -	21-343045		9811 Katy Frwy.	Suite 100	Houston	TX	77024
ENGlobal U.S., Inc.	BP America Inc.	$ -	21-333095		P.O. Box 6946049		San Antonio	TX	78269
ENGlobal U.S., Inc.	Chevron Products Co.	$ -	10-123041, 80-123083		c/o Wesley Parsons	5 Greenway Plaza	Houston	TX	77046
ENGlobal Government Services, Inc.	City of Tulsa	$ -	13-143069		175 E. 2nd Street	Suite 575	Tulsa	OK	74103
ENGlobal U.S., Inc.	CVR Refining WYN, LLC	$ -	12-153001		P.O. Box 410420		Kansas City	MO	64141-0420
ENGlobal Government Services, Inc.	Daylight Petroleum	$ -	13-133055, 13-133064, 13-133066		804 West Cherokee St.		Lindsay	OK	73052
ENGlobal U.S., Inc.	DCP Midstream, L.P.	$ -	12-133109, 12-133119		RT. 2 Box 66		Seiling	OK	73663
ENGlobal Government Services, Inc.	DCSO Columbus	$ -	13-325025, 13-335015, 13-335020		P.O. Box 3990		Columbus	OH	43218-3990
ENGlobal U.S., Inc.	Delek Refining Ltd.	$ -	12-143049		425 McMurrey Drive		Tyler	TX	75702
ENGlobal Government Services, Inc.	Embid Mobile Contracting Division	$ -	13-323014		309 St. Joseph St.		Mobile	AL	36602
ENGlobal U.S., Inc.	Evonik Corporation	$ -	21-443044, 21-443045		P.O. Box 868		Theodore	AL	36590
ENGlobal U.S., Inc.	Exxon Mobil	$ -	21-433103, 21-143002, 21-443018, 21-443028, 23-143035, 21-343039, 21-443083, 21-153005, 21-153006, 21-333136, 21-343034, 21-343062, 21-443003, 23-413001, 21-453007, 21-153008		Accounts Payable CP.1012-AP	22777 Springwoods Village Pkwy.	Spring	TX	77389-1425
ENGlobal U.S., Inc.	Exxon Mobil Oil Corp - Mktg & Ref US	$ -	21-133074		Accounts Payable CP.1012-AP	22777 Springwoods Village Pkwy.	Spring	TX	77389-1425
ENGlobal U.S., Inc.	Exxon Mobil Pipeline Company LLC	$ -	21-133108		Accounts Payable CP.1012-AP	22777 Springwoods Village Pkwy.	Spring	TX	77389-1425
ENGlobal U.S., Inc.	Exxon Mobil Production Company	$ -	21-143032, 21-343087		Accounts Payable CP.1012-AP	22777 Springwoods Village Pkwy.	Spring	TX	77389
ENGlobal U.S., Inc.	Exxon Mobil Refining & Marketing	$ -	21-143072		CO Code 0941	22777 Springwoods Village Pkwy.	Spring	TX	77389-1425
ENGlobal U.S., Inc.	Fusion Industries LLC	$ -	10-143066, 10-143065, 10-143066, 10-143085, 12-153012, 21-343058, 21-343068, 21-343071, 21-343075, 21-343086		P.O. Box 16340		Oklahoma City	OK	73113
ENGlobal U.S., Inc.	HF Sinclair Tulsa Refining LLC	$ -	12-143022		P.O. Box 1660		Tulsa	OK	74301-1860
ENGlobal U.S., Inc.	Holt Texas Ltd.	$ -	21-343067		P.O. Box 207916		San Antonio	TX	78220
ENGlobal U.S., Inc.	INEOS USA LLC	$ -	21-443085, 21-453085		7770 Rangeline Rd.		Theodore	AL	36582
ENGlobal U.S., Inc.	Lotte Chemical Louisiana LLC	$ -	21-333111		800 Gessner Rd.	Suite 500	Houston	TX	77024
ENGlobal U.S., Inc.	Lubrizol Advanced Materials	$ -	21-133056, 21-143017, 21-153009		29400 Lakeland Blvd.		Wickliffe	OH	44092
ENGlobal U.S., Inc.	Multi-Chem Group, Inc.	$ -	21-343073		3000 N. Sam Houston Pkwy. E.		Houston	TX	77032
ENGlobal Government Services, Inc.	Muncie Power Products	$ -	13-133114, 13-343033, 13-343037, 13-343082		P.O. Box 548		Muncie	IN	47308
ENGlobal U.S., Inc.	ONEOK	$ -	12-133091, 12-453002		100 W. 5th Street		Tulsa	OK	74103
ENGlobal U.S., Inc.	OQ Chemicals Corporation	$ -	10-153011, 10-153014, 11-333043		P.O. Box 1141		Bay City	TX	77404
ENGlobal U.S., Inc.	Pargal LLC	$ -	10-143077, 21-343078		6817 West County Road 107		Midland	TX	79706
ENGlobal U.S., Inc.	Performance Contractor's Inc.	$ -	21-333059		601 Jefferson St.		Houston	TX	77002
ENGlobal U.S., Inc.	Phillips 66	$ -	10-153010, 12-153026, 12-433047, 12-153080, 12-143035, 12-143041, 21-323039, 21-323040, 21-333075, 21-333101, 21-343020, 21-343068, 21-353004		P.O. Box 9000		Bartlesville	OK	74005
ENGlobal Government Services, Inc.	Progress Rail Services Corporation	$ -	13-143056		525 W. Progress Dr.		Sherman	TX	75092
ENGlobal Government Services, Inc.	Regional Procurement Office West (RPOW)	$ -	13-343080		5237 Peacekeeper Way	Building 200, Suite 204	McClellan Park	CA	95652
ENGlobal U.S., Inc.	Reliability Reliability Services	$ -	21-333120		19150 West Drive		Houston	TX	77083
ENGlobal U.S., Inc.	Relevant Industrial LLC	$ -	21-343061		2010 McAllister Rd		Houston	TX	77092
ENGlobal U.S., Inc.	Texas Downstream LLC - HAA	$ -	24-133067		811 Louisiana Street	Suite 2100	Houston	TX	77002
ENGlobal U.S., Inc.	The DOW Chemical Company	$ -	21-343084		2211 H.H. Dow Way		Midland	MI	48674
ENGlobal U.S., Inc.	The Lubrizol Corporation US	$ -	21-153013		29400 Lakeland Blvd.		Wickliffe	OH	44092
ENGlobal Government Services, Inc.	Tulsa Public Schools	$ -	13-143050		3027 S. New Haven Ave.		Tulsa	OK	74114
ENGlobal U.S., Inc.	Universal Boxes, Inc.	$ -	21-343076		4848 Loop Central Drive		Houston	TX	77081
ENGlobal U.S., Inc.	Valero	$ -	12-143007, 12-143048, 12-143054		P.O. Box 691227		San Antonio	TX	78269-1227
ENGlobal U.S., Inc.	Worley Group, Inc.	$ -	21-343055, 21-343074		5995 Rogerdale Road		Houston	TX	77072

<u>Schedule 2.5(c)</u>

Excluded Contracts

To come following the date of this Agreement pursuant to Section 2.5(c).

Disclosure Schedule 5.2

[to be provided by Seller][1]

[1] NTD: Note that this can be updated post-signing pursuant to Section 7.8